                                                                   EXHIBIT 10.1



                                TRUST AGREEMENT

                         DATED AS OF SEPTEMBER 1, 1995


                           SEAGULL SERIES 1995 TRUST



THE SECURITIES ISSUED PURSUANT TO THIS TRUST AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACT. NO TRANSFER OF ANY SECURITIES MENTIONED HEREIN WILL BE PERMITTED UNTIL THE TRANSFEROR HAS COMPLIED WITH ALL RESTRICTIONS ON TRANSFER SET FORTH HEREIN AND SUCH SECURITIES HAVE BEEN REGISTERED UNDER SUCH ACTS OR UNTIL THE MANAGING TRUSTEE FOR THE TRUST HAS RECEIVED A FAVORABLE OPINION FROM LEGAL COUNSEL ACCEPTABLE TO THE MANAGING TRUSTEE, TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER SUCH ACTS.

                                TRUST AGREEMENT

                           SEAGULL SERIES 1995 TRUST


                               TABLE OF CONTENTS


                                                        ARTICLE 1
                                                       DEFINITIONS

         1.1     CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     OTHER DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         1.3     CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                                        ARTICLE 2
                                                   DECLARATION OF TRUST

         2.1     DECLARATION AND ACCEPTANCE OF TRUST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.2     NAME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.3     OFFICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.4     PURPOSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.5     DELAWARE CERTIFICATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.6     CONDUCTING BUSINESS IN OTHER JURISDICTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.7     TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.8     THE CERTIFICATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                                        ARTICLE 3
                                    REPRESENTATIONS AND WARRANTIES OF INITIAL HOLDERS

         3.1     REPRESENTATIONS AND WARRANTIES OF SERIES B HOLDER  . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.2     REPRESENTATIONS AND WARRANTIES OF THE SERIES A HOLDERS . . . . . . . . . . . . . . . . . . . . . . .  25

                                                        ARTICLE 4
                                      RESTRICTIONS ON TRANSFERS OF TRUST INTERESTS;
                                                    ADDITIONAL HOLDERS

         4.1     GENERAL RESTRICTION ON TRANSFERS AND ENCUMBRANCES  . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.2     TRANSFERS AND ENCUMBRANCES BY SERIES B HOLDER  . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.3     TRANSFERS AND ENCUMBRANCES BY SERIES A HOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.4     ISSUANCES OF NEW TRUST INTERESTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                        ARTICLE 5
                                      TRANSFER OF ASSETS TO TRUST; FUNDING TRANSFERS

         5.1     TRANSFER OF ASSETS TO TRUST; TITLE TO TRUST PROPERTY . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.2     INITIAL FUNDING TRANSFERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.3     SUBSEQUENT FUNDING TRANSFERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.4     NO RIGHT TO RETURN OF FUNDING TRANSFERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.5     WORKING CAPITAL LOANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                                        ARTICLE 6
                                       FUNDING ACCOUNTS; ALLOCATIONS; DISTRIBUTIONS

         6.1     FUNDING ACCOUNTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.2     ALLOCATIONS FOR FUNDING ACCOUNT PURPOSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.3     INCOME TAX ALLOCATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.4     TRANSFERS OF TRUST INTERESTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.5     DISTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                                        ARTICLE 7
                                                        MANAGEMENT

         7.1     MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.2     STANDARD OF CARE; CONFLICTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         7.3     OPERATING AGREEMENTS; OPERATING STANDARD . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         7.4     SALE OF PRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         7.5     RESTRICTIONS ON MANAGING TRUSTEE'S POWER AND AUTHORITY; NEGATIVE COVENANTS . . . . . . . . . . . . .  49
         7.6     ENFORCEMENT OF TRUST RIGHTS UNDER THE ASSIGNMENTS, THE NEW OPERATING AGREEMENT AND THE GUARANTY  . .  52
         7.7     REMOVAL OF MANAGING TRUSTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.8     INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.9     PERSONAL LIABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.10    INFILL DRILLING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.11    RECOMPLETIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         7.12    CONCERNING THE SPECIAL TRUSTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

                                                        ARTICLE 8
                                              ADMINISTRATIVE AND TAX MATTERS

         8.1     CHARACTERIZATION OF TRUST ARRANGEMENT FOR INCOME TAX PURPOSES  . . . . . . . . . . . . . . . . . . .  59
         8.2     BOOKS AND RECORDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         8.3     INFORMATION AND ACCESS RIGHTS; CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         8.4     REPORTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         8.5     PERMITTED INVESTMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

         8.6     TAX ELECTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         8.7     TAX MATTERS PARTNER AND TRUST TAX FILINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         8.8     PAYMENT OF TRANSACTION EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         8.9     FINANCIAL ACCOUNTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

                                                        ARTICLE 9
                                                     INDEMNIFICATION

         9.1     GENERAL INDEMNIFICATION BY SERIES B HOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         9.2     TAX INDEMNIFICATION BY SERIES B HOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         9.3     GENERAL INDEMNIFICATION PROCEDURES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         9.4     TAX INDEMNIFICATION PROCEDURES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         9.5     GROSS-UP OF INDEMNITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

                                                        ARTICLE 10
                                        DISSOLUTION, LIQUIDATION, AND TERMINATION

         10.1    DISSOLUTION; BUYOUT OPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         10.2    LIQUIDATION AND TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         10.3    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

                                                        ARTICLE 11
                                                     PURCHASE OPTION

         11.1    PURCHASE OPTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         11.2    APPRAISAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         11.3    CLOSING OF PURCHASE OPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

                                                        ARTICLE 12
                                                    GENERAL PROVISIONS

         12.1    OFFSET . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
         12.2    NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
         12.3    ENTIRE AGREEMENT; SUPERSEDURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         12.4    EFFECT OF WAIVER OR CONSENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         12.5    AMENDMENT OR MODIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         12.6    BINDING EFFECT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         12.7    GOVERNING LAW; SEVERABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         12.8    FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         12.9    WAIVER OF CERTAIN RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         12.10   COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         12.11   DISCLAIMER OF AGENCY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

EXHIBITS

         1.1.1G   Net Revenue Interests and Working Interests
         1.1.1P   Initial Holders
         2.8.1    Form of Series A, Class I, COP's
         2.8.2    Form of Series A, Class II, COP's
         2.8.3    Form of Series B COP's
         3.1(b)   Consents and Approvals
         3.1(r)   Gas Imbalances
         5.5      Form of Promissory Note for Working Capital Loans
         7.3      Form of New Operating Agreement
         7.4      Listing of Persons "Related To" FC Energy Finance
         7.5(a)(xv)Insurance
         8.8      Reimbursed Transaction Expenses

                                TRUST AGREEMENT


         This TRUST AGREEMENT (this "Agreement"), is made and entered into as of the Effective Date, by and between SEAGULL ENERGY E&P INC., a Delaware corporation ("Seagull E&P"), in its capacity as the Depositor and Managing Trustee, Mark A. Ferrucci, a resident of the State of Delaware, as Special Trustee and the Holders.

                             PRELIMINARY STATEMENT

         The Board of Directors of the Depositor has duly authorized the formation of a trust (the "Trust"), the corpus of which will be composed of, among other things, the Assets. As of the Effective Date, the Depositor is causing the Assets to be Transferred to the Trust (or in the case of the Oklahoma Assets, to the Managing Trustee for the benefit of the Holders, and in the case of the Louisiana Assets, to the LLC), by causing the Depositor's directly wholly-owned subsidiaries, Mid-South and Midcon, to make such Transfers pursuant to the Assignments (such subsidiaries being the present holders of record and beneficial title to the Assets). The parties acknowledge that in order to comply with the requirements of the Law of the State of Louisiana, the Louisiana Assets will be transferred to the LLC and the Trust will own the LLC Interest and that therefore the corpus of the Trust will include the LLC Interest in lieu of the Louisiana Assets. For convenience and brevity all references in this Agreement to the Transfer of the Assets to the Trust shall be deemed to refer in the case of the Louisiana Assets to the Transfer of such Assets to the LLC and the issuance of the LLC Interest to the Trust. The consideration for such Transfers of the Assets is (i) the payment by the Trust to Mid-South and Midcon, respectively, of cash in the aggregate amount of the Purchase Price, which is being funded by Funding Transfers from
(A) FC Energy in consideration of the issuance to it of the Series A COP's, Class I, and (B) Carthage in consideration of the issuance to it of the Series A COP's, Class II, and (ii), as directed by Mid-South and Midcon, the issuance by the Trust to the Depositor of the Series B COP's.

                                   ARTICLE 1
                                  DEFINITIONS

         1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

                  "AAA" means the American Arbitration Association, and any successor entity.

                  "Act" means Chapter 38 of Title 12 of the Delaware Code and any successor statute, as amended from time to time.

                  "Additional Properties" has the meaning given that term in
         Section 7.10(f).

                  "Additional Recompletions" has the meaning given that term in
         Section 7.11(b).

                  "Adjusted Funding Account" means the Funding Account established and maintained for each Holder as of the end of each fiscal year, as the same is specially computed to reflect the adjustments required or permitted to be taken into account in applying
         Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations (including adjustments in respect of a Holder's personal liability under Section 7.9).

                  "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 6.1(d)(i) or 6.1(d)(ii). Once an Adjusted Property is deemed distributed by, and recontributed to, the Trust for federal income tax purposes upon a Tax Termination thereof, such property will thereafter constitute a Contributed Property until the Carrying Value of such property is subsequently adjusted pursuant to Section 6.1(d)(i) or 6.1(d)(ii).

                  "Affected Holder" has the meaning given that term in Section 10.1(b).

                  "Affected Well" has the meaning given that term in Section 7.10(b).

                  "Affiliate" means, with respect to any Person, any other Person Controlling, Controlled by, or under common Control with, that first Person.

                  "After-Tax IRR" has the meaning given that term in Section 7.10(b).

                  "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as agreed by the Holders.

                  "Agreement" means this Trust Agreement, as amended or restated from time to time pursuant to the provisions hereof.

                  "Applicable Price" has the meaning given that term in Section 7.10(g)(A).

                  "Assets" has the meaning given that term in the Assignments, including the Assignment to the LLC, and includes the Properties.

                  "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement, dated as of the Effective Date, pursuant to which Seagull assigns the Initial Swaps to the Trust.

                  "Assignments" means, collectively, each Assignment, Conveyance and Bill of Sale, dated as of the Effective Date, pursuant to which Mid-South and Midcon, respectively, are transferring the Assets to the Trust (or in the case of the Louisiana Assets, to the LLC).

                  "Bankrupt" with respect to any Person, means that such Person
         (a) files in any court pursuant to any statute of the United States or of any state a petition in bankruptcy or insolvency, (b) files for reorganization or for the appointment of a receiver or a trustee of all or a material portion of such Person's assets, (c) makes an assignment for the benefit of creditors, (d) admits in writing its inability to pay its debts as they fall due, or
         (e) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of any material portion of its assets. If there shall be filed against any Person in any court, pursuant to any statute of the United States or of any state, a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of such Person's assets, and within ninety (90) days after the commencement of any such proceeding, such petition shall not have been dismissed, then such Person against whom such petition has been filed shall be considered Bankrupt for purposes of this Agreement. In addition, if the whole or any portion of the Certificates of any Holder evidencing such Holder's Trust Interest is subject to levy or attachment, and such levy or attachment is not released or discharged within 90 days, such Holder shall be deemed Bankrupt for purposes of this Agreement.

                  "Book Basis" means, with respect to each Holder and each Depletable Property owned by the Trust, (i) as of the time of the Trust's acquisition thereof, the portion of the Carrying Value allocated to such Holder pursuant to Section 6.2(e) and (ii) as of any time following the Trust's acquisition thereof, the Holder's Book Basis therein, increased by the capital expenditures of the Trust related to such Depletable Property allocated to such Holder, and decreased by Book Depletion theretofore reflected in such Holder's Funding Account.

                  "Book Depletion" means the depletion deduction computed by or on behalf of each Holder pursuant to Section 6.2(e) for Funding Account maintenance purposes in respect of each Depletable Property of the Trust; provided, however, in no event will the Holder's aggregate Book Depletion deductions with respect to a Depletable Property exceed its Book Basis in such Depletable Property.

                  "Carrying Value" means (a) with respect to a Contributed Property or an Adjusted Property (other than a Depletable Property), the Agreed Value of such Contributed Property or Adjusted Property reduced (but not below zero) by all depreciation, and cost recovery deductions charged to the Holders' Funding Accounts pursuant to
         Section 6.1 with respect to such Contributed Property or Adjusted Property, (b) with respect to a Depletable Property, the aggregate of the Holders' Book Bases in such Depletable Property at the time of the determination, and (c) with respect to any other Asset or the LLC Interest, the adjusted basis of such Asset or the LLC Interest for federal income tax purposes, as of the time of determination. The Carrying Value of any Asset or the LLC Interest will be adjusted from time to time in accordance with Sections 6.1(d)(i) and 6.1(d)(ii), and to reflect changes, additions or other adjustments to the Carrying Value for Transfers, acquisitions or improvements of Assets or the LLC Interest of the Trust as deemed appropriate by the Managing Trustee.

                  "Carthage" means Carthage Field Corp., a Delaware corporation.

                  "Certificate" has the meaning given that term in Section
         2.8(a).

                  "Claims" means all claims, suits, liabilities, losses, demands, actions, causes of action, assessments, cleanup and remedial obligations, judgments, awards, damages, fines, fees, penalties, costs and expenses (including litigation costs and attorneys' and experts' fees and expenses).

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

                  "Contracts" has the meaning given that term in the Assignment.

                  "Contributed Property" means each Asset, but excluding cash and cash equivalents, Transferred to the Trust (or deemed contributed to the Trust upon a Tax Termination and reconstitution thereof pursuant to Section 708 of the Code) that has an Agreed Value differing from its basis to the Trust for federal income tax purposes. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 6.1(d), such property will no longer constitute a Contributed Property but will be deemed an Adjusted Property.

                  "Control" means (a) with respect to any corporation or other entity having voting shares or the equivalent and elected directors, managers, or Persons performing similar functions, the ownership or power to vote more than 50% of shares or the equivalent having the power to vote in the election of directors, managers, or Persons performing similar functions, and (b) with respect to any other entity, the ability to direct its business and affairs.

                  "Delaware Certificate" means the Certificate of Business Trust filed with the Secretary of State of the State of Delaware, as amended or restated from time to time pursuant to the provisions hereof.

                  "Depletable Property" means any Property, the production from which is or would be (in the case of nonproducing property) subject to depletion under Sections 611, et seq., of the Code.

                  "Depositor" means Seagull E&P in its capacity as the sole shareholder of each of Mid-South and Midcon in causing the Transfer of the Properties and other Assets to the Trust and the LLC pursuant to the Assignments.

                  "Discount Rate" has the meaning given that term in Section 7.10(g)(B).

                  "Dispute" has the meaning given that term in Section 11.1.

                  "Disputing Party" has the meaning given that term in Section 11.1.

                  "Effective Date" means 7:00 a.m. (Central Daylight Savings
         Time) on September 1, 1995.

                  "Encumbrance" means a mortgage, deed of trust, lien, pledge, conditional sale arrangement, security interest or other encumbrance, whether effected voluntarily, involuntarily or by operation of Law. The term "Encumber" means the creation of an Encumbrance.

                  "Environmental Laws" means any and all Laws pertaining to the protection or preservation of the environment, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Federal Water Pollution Control Act or Clean Water Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984 and the Superfund Amendments and Reauthorization Act of 1986.

                  "Escalated Index Price" has the meaning specified in Section 8.4(a)

                  "Estimated Payout Date" has the meaning given that term in
         Section 7.10(b).

                  "Exercise Date" shall mean July 1 of the calendar year following the calendar year in which Payout occurs.

                  "Excess Recoupable Lost Production Value" has the meaning given that term in Section 7.10(d).

                  "Excess Transaction Expenses" has the meaning specified in
         Section 8.8.

                  "Exercise Price" has the meaning specified in Section 11.1.

                  "FC Energy" means FC Energy Finance I, Inc., a Delaware corporation.

                  "Final Determination" means, with respect to any federal income tax issue affecting the Trust or any Holder's interest in the Trust , the earliest to occur of the following: (a) the date on which a decision, judgment, decree or other order has been issued by any court of competent jurisdiction with respect to such issue, which decision, judgment, decree or other order has become final (i.e., all allowable appeals requested by the parties to the action have been exhausted); (b) the date on which the IRS has entered into a binding agreement with the Trust with respect to such issue or on which the IRS has reached a final administrative or judicial determination with respect to such issue that, whether by Law or agreement, is not subject to appeal; (c) the date on which the time for instituting a claim for refund with respect to such issue has expired, or, if a claim has been filed, the time for instituting suit with respect thereto has expired; or (d) the date on which the applicable statute of limitations for raising such issue has expired.

                  "Financial Advisor" means NationsBanc Capital Markets, Inc.

                  "Funding Account" means the capital account (as such term is used in the Section 704 Regulations) established and maintained for a Holder pursuant to Section 6.1.

                  "Funding Transfers" means any cash, cash equivalents or the Net Agreed Value of Contributed Property or any other Asset that a Holder pays or Transfers, directly or indirectly, to the Trust, whether in payment of the initial purchase price for the Certificates or otherwise.

                  "GAAP" means United States generally accepted accounting principles consistently applied.

                  "Gas Production" means all natural gas produced and sold from the Properties expressed in MMBtus.

                  "Good Title" means such record title and beneficial title deducible of record that (a) will entitle the Trust to receive a percentage of all Oil and Gas produced, saved and marketed from each Well that is not less than the percentage shown for such Well under the column "NRI" on Exhibit 1.1.1G; (b) will obligate the Trust to bear a percentage of the costs and expenses relating to operations on, and the maintenance and development of, each Well that is not greater than the percentage shown for such Well under the column "WI" on
         Exhibit 1.1.1G; and (c) is free and clear of any Encumbrances, encroachments, irregularities, defects, preferential purchase rights, consent requirements, and other burdens, except for Permitted Encumbrances.

                  "Governmental Authority" means a federal, state or local governmental authority; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service (including the IRS), office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

                  "Guaranty" means that certain Guaranty, of even date herewith, made by Seagull in favor of the Trust and the Series A Holders.

                  "Holder" means any Series B Holder or any Series A Holder.

                  "Indebtedness" means indebtedness for borrowed money and capitalized lease obligations, but expressly does not include trade payables incurred in the ordinary course of business.

                  "Indemnified Holder" has the meaning given that term in Sections 9.1 and 9.2(a).

                  "Indemnified Tax Credit Losses" has the meaning given that term in Section 9.2(a).

                  "Indemnify" means to indemnify, protect, defend, hold harmless and release.

                  "Index Price" has the meaning given that term in Section
         8.4(a).

                  "Infill Report" has the meaning given that term in Section 7.10(c).

                  "Infill Report Date" has the meaning given that term in
         Section 7.10(c).

                  "Infill Well" has the meaning given that term in Section 7.10(a).

                  "Initial Swap Agreements" has the meaning given that term in
         Section 2.8(b)(i)(B).

                  "Initial Swaps" has the meaning given that term in Section 2.8(b)(i)(B).

                  "IRS" means the United States Internal Revenue Service and any successor Governmental Authority.

                  "Knowledge" with respect to the Depositor (in such capacity or as Series B Holder or Managing Trustee), means the actual knowledge of the members of Depositor's executive management group and operational management team (including the Depositor's vice president of reservoir engineering), expressly excluding field personnel and other employees of Depositor who do not report directly to officers of Depositor. The term "Knowledge" does not include any knowledge (other than actual knowledge) that a person might acquire from conducting any due diligence or investigation as to the applicable matter, including a review of such person's files, and such term does not imply or create any obligation to conduct any such due diligence or other investigation. The term "Knowledge" also does not include any constructive knowledge a person might otherwise be deemed to have under applicable Law, such as constructive knowledge imparted by official public records or by the existence of a partnership or similar relationship.

                  "Law" means any law, statute, constitutional provision, code (including the Code), rule, regulation, ordinance, order, decree, ruling or other legal requirement of any Governmental Authority, including Environmental Laws.

                  "Leases" has the meaning given that term in the Assignments.

                  "LLC" means Seagull Series 1995 L.L.C., a Delaware limited liability company.

                  "LLC Agreement" means that certain Limited Liability Company Agreement of Seagull Series 1995 L.L.C. dated as of September 1, 1995 between the Trust and Seagull E&P.

                  "LLC Interest" means a 99% membership interest in the LLC.

                  "Liquidating Events" has the meaning given that term in
         Section 10.1(a).

                  "Lost Production" has the meaning given that term in Section 7.10(c)(i).

                  "Lost Production Value" has the meaning given that term in
         Section 7.10(c)(ii).

                  "Louisiana Assets" means that portion of the Assets which is located within the State of Louisiana.

                  "Managing Trustee" means initially and as of the Effective Date, the initial Series B Holder as contemplated in Section 7.1(a), or any successor Managing Trustee appointed by the Series A Supermajority Interest in accordance with Section 7.7.

                  "Midcon" means Seagull Midcon Inc., a Delaware corporation.

                  "Mid-South" means Seagull Mid-South Inc., a Delaware corporation.

                  "MMBtu" means one million British thermal units.

                  "Net Agreed Value" means (a) in the case of any Contributed Property, the Agreed Value of such Contributed Property reduced by any liabilities either assumed by the Trust upon such contribution or to which such Contributed Property is subject when contributed, and (b) in the case of any Asset or the LLC Interest distributed to a Holder, the Trust's Carrying Value of such Asset or the LLC Interest (in all cases as such Carrying Value is adjusted pursuant to Section 6.1(d)(ii) to reflect Unrealized Gain or Unrealized Loss at the time such Asset or the LLC Interest is distributed) reduced by any indebtedness either assumed by such Holder upon such distribution or to which such Asset or the LLC Interest is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

                  "New Operating Agreements" has the meaning given that term in
         Section 7.3(a).

                  "NGPA" means the Natural Gas Policy Act of 1978, as amended.

                  "Non-Operated Properties" has the meaning given that term in
         Section 7.3(a).

                  "Oil and Gas" means oil, natural gas, condensate and other hydrocarbons.

                  "Oklahoma Assets" means that portion of the Assets which is located within the State of Oklahoma.

                  "Operated Properties" has the meaning given that term in
         Section 7.3(a).

                  "Operating Agreements" means any agreement, including the New Operating Agreements, pursuant to which a Property is operated by any Person, including an Operator Affiliate.

                  "Operator Affiliates" means Midcon and Mid-South and any other Affiliate of the Depositor that operates any of the Operated Properties.

                  "Payout" means the first day of the calendar month following the month in which the Series A Holders' After-Tax Return of 9.16% is achieved; provided, however, that Payout may be extended in accordance with the provisions of Section 7.10(e).

                  "Permitted Encumbrances" means (a) tax, operators', mechanics', materialmen's, employees', contractors' and similar statutory Encumbrances securing obligations not yet due; (b) Encumbrances created by Law for royalty, bonus, deferred bonus payments or rental or for compliance with the terms of the Leases and other instruments creating the Properties; which are listed on Exhibit A to the Assignments; (c) Laws applicable to the Properties, and the terms of permits applicable to the Properties; (d) requirements that the approval of Governmental Authorities be obtained in connection with the Transfer of Oil and Gas properties, if the same are customarily obtained contemporaneously with or subsequent to such Transfer; (e) the terms of the Leases (f) the terms of the Contracts;
         (g) division orders and contracts for the sale of Oil and Gas from the Properties that are terminable without penalty upon no more than 30 days' notice to the purchaser of such Oil and Gas; (h) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent such rights do not materially interfere with operations on the Properties; (i) existing calls on Oil and Gas produced from the Properties appearing in or referred to in the chain of title to the Properties; (j) rights of reassignment prior to abandonment, surrender or release of oil, gas and/or mineral leases requiring notice to the holders of such rights; and (k) other minor defects or irregularities generally waived by prudent purchasers of Oil and Gas properties (such as (i) defects cured by possession under applicable statutes of limitation, and (ii) defects in the early chain of title, including such things as omission of heirship or succession proceedings or failure to record releases of liens, production payments, or oil and gas leases that have expired on their own terms); provided, however, that an item described in clauses
         (g), (h), (i), (j) or (k) will constitute a Permitted Encumbrance only if it does not (A) materially interfere with operations on the Properties, (B) reduce the percentage of Oil and Gas produced, saved and marketed from each Well that the Trust will be entitled to receive not less than the percentage shown for the applicable Well under the column "NRI" on Exhibit 1.1.1G, or (C) increase the percentage of the costs and expenses relating to operations on, and the maintenance and development of, each Well that the Trust will be obligated to bear to greater than the percentage shown for such Well under the column "WI" on Exhibit 1.1.1G.

                  "Person" means a natural person, partnership, limited partnership, limited liability company, trust, business trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any represented capacity.

                  "Petroleum Engineer" has the meaning given that term in
         Section 8.4(a).

                  "Post-Payout Lost Production" has the meaning given that term in Section 7.10(c)(i).

                  "Post-Payout Sharing Ratio" means (a) 90% as to the Series B Holder and (b) 10%, in the aggregate, as to the Series A Holders, with such 10% being allocated among the Series A Holders, Class I and Class II in the manner shown on Exhibit 1.1.1P under the column "Post-Payout Sharing Ratio."

                  "Preliminary Infill Report" has the meaning given that term in Section 7.10(c).

                  "Pre-Payout Lost Production" has the meaning given that term in Section 7.10(c)(i).

                  "Pre-Payout Sharing Ratio" means (a) 1% as to the Series B Holder and (b) 99%, in the aggregate, as to the Series A Holders, with such 99% being allocated among the Series A Holders, Class I and Class II in the manner shown on Exhibit 1.1.1P under the column "Pre-Payout Sharing Ratio."

                  "Prime Rate" means a rate per annum equal to the lesser of
         (a) a varying rate per annum that is equal to the interest rate publicly quoted by Texas Commerce Bank National Association from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, and (b) the maximum rate permitted by applicable Law.

                  "Property" has the meaning given that term in the Assignments, including the Assignment to the LLC.

                  "Prudent Operator Standard" has the meaning given that term in Section 7.3(b).

                  "Purchase Price" has the meaning given that term in Section 5.1(a)(i).

                  "Purchase Option Assets" has the meaning given that term in
         Section 11.1.

                  "Reasonable Basis" for a position shall exist if tax counsel may properly advise reporting such position on a tax return in accordance with Formal Opinion 85-352 issued by the standing Committee on Ethics and Professional Responsibility of the American Bar Association.

                  "Recapture Income" means any gain recognized by the Trust (but computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the Transfer of any property or asset of the Trust that does not constitute capital gain for federal income tax purposes because such gain represents the recapture of deductions previously taken with respect to such property or assets.

                  "Recompletion" means (a) an operation that is conducted after the Effective Date to attempt a new completion in a Well, including perforating and fracturing conducted in connection with such operation; and (b) if such operation is successful, the resulting new completion.

                  "Recoupable Lost Production Value" has the meaning given that term in Section 7.10(d).

                  "Register" means the register or registers maintained by the Managing Trustee in accordance with Section 2.8(f) for the registration, and registration of Transfer, of the Certificates.

                  "Reimbursed Transaction Expenses" has the meaning given that term in Section 8.8.

                  "Reserve Report" has the meaning given that term in Section 8.4(a).

                  "Rework" means any downhole work, other than a Recompletion, that is performed in a Property to restore or improve production of Oil and Gas from a Zone that is included in the Properties and that is open to production at the time such work is conducted, including acidizing, fracturing, reperforating and cleaning the wellbore of sand, salt, silt, paraffin, scale or other buildups.

                  "S&P" means Standard & Poors Ratings Group.

                  "Seagull" means Seagull Energy Corporation, a Texas corporation.

                  "Seagull E&P" has the meaning given that term in the introductory paragraph of this Agreement.

                  "Section 704(b) Regulations" means the Treasury Regulations promulgated under Section 704(b) of the Code and any successor Treasury Regulations, as amended from time to time.

                  "Section 29 Tax Credits" means the tax credits that are allowable for federal income tax purposes under Section 29 of Code.

                  "Securities Act" means the Securities Act of 1933 or any successor statute, as amended from time to time.

                  "Series A COP's" has the meaning given that term in Section 2.8(a).

                  "Series B COP's" has the meaning given that term in Section 2.8(a).

                  "Series A Holder" means each Person whose name appears on the Register as the registered owner of any Series A COP; initially and as of the Effective Date, Series A Holder means FC Energy with respect to the Series A COP's, Class I, and Carthage, with respect to the Series A COP's, Class II.

                  "Series A Holders' After-Tax Cash Flow" means, in each calendar month, an amount that equals the sum of:

                          (a) The aggregate amount of cash distributed by the Trust to the Series A Holders in such month;

                  minus

                          (b) In April, June, September and December of each taxable year of the Trust, an amount equal to the product of (i) 35% multiplied by (ii) 25% of the sum of (A) the aggregate net taxable income (determined without regard to any deduction in respect of Excess Transaction Expenses) for such taxable year that is allocated to the Series A Holders from the Trust prepared for such taxable year as reported on the federal income tax return of the Trust and
                  (B) the aggregate gain, if any, for federal income tax purposes, that is recognized by the Series A Holders in such taxable year from the Transfer of Depletable Properties that is computed for the Series A Holders in accordance with
                  Section 6.3; provided, however that the amounts calculated in this subsection shall be computed and based on the Tax Assumptions, and any calculation herein that is inconsistent with the Tax Assumptions will be adjusted accordingly.

                  plus

                          (c) In April, June, September and December of each taxable year of the Trust, an amount equal to the product of (i) 35% multiplied by (ii) 25% of the sum of (A) the aggregate loss, if any, for federal income tax purposes, that is recognized by the Series A Holders in such taxable year from the Transfer of Depletable Properties that is computed for the Series A Holders in accordance with Section
                  6.3 and (B) the aggregate net taxable loss (determined without regard to any deduction in respect of Excess Transaction

                  Expenses) for such taxable year that is allocated to the Series A Holders from the Trust as reported on the federal income tax return of the Trust prepared for such taxable year and (C) the aggregate depletion deductions in respect of the Depletable Properties for the Series A Holders computed for federal income tax purposes in accordance with Section 6.3; provided, however, that the amounts calculated in this subsection shall be computed and based on the Tax Assumptions, and any calculation herein that is inconsistent with the Tax Assumptions will be adjusted accordingly.

                  plus

                          (d) In April, June, September and December of each taxable year of the Trust ending prior to January 1, 2003, an amount equal to the product of (i) 25% multiplied by
                  (ii) the aggregate Section 29 Tax Credits allocable (as determined under Section 6.3(a)) to the Series A Holders from the Trust based on the gross sales of Gas Production; provided, however that the amounts calculated in this subsection shall be computed and based on the Tax Assumptions, and any calculation herein that is inconsistent with the Tax Assumptions will be adjusted accordingly.

                  plus

                          (e) The aggregate indemnity payments actually received by the Series A Holders during such month under
                  Article 9 (less all amounts paid by the Series A Holders that are the basis for the indemnity payments and excluding any amount payable to the Series A Holders pursuant to Section 9.5);

         provided, however, that in approximating when Payout occurs within a taxable year, the amounts in subsections (b), (c) and (d) will be calculated using the monthly production reports pursuant to Section 8.4(f); and provided, further, that the amounts calculated in subsections (b), (c) and (d) (and the timing of Payout) shall be adjusted to take into account any adjustments to the Trust's tax returns (to the extent such calculation is not inconsistent with the Tax Assumptions) in respect of a Final Determination of an audit or contest with respect to such allocations or computations and any discrepancy between the amounts calculated in subsections (b), (c) or
         (d) using the monthly production reports and the amounts calculated using the Trust's tax returns.

                  "Series A Holders' After-Tax Return" means the rate of return equal to (a) the sum of (i) Series A Holders' Monthly After-Tax Return and (ii) 1.0, such sum of (i) and (ii) raised to the twelfth power, minus (b) 1.0, which rate of return is also expressed in the following formula:

                  Series A Holders' After-Tax Return = [(MATR + 1.0) RAISED 12] - 1.0

                  "Series A Holders' Monthly After-Tax Return" (or "MATR") means, for any calendar month, the rate of return that, when used to discount each amount of the Series A Holders' After-Tax Cash Flow for such month and all preceding months, generates a present value equal to the sum of the Series A Holders' initial Funding Transfers (exclusive of any Funding Transfers made by the Series A Holders in respect of the Excess Transaction Expenses).

                  "Series A Majority Interest" means one or more Series A Holders having among them 50% or more of the Sharing Ratios of all Series A Holders.

                  "Series A Supermajority Interest" means one or more Series A Holders having among them 66-2/3% or more of the Sharing Ratios of all Series A Holders.

                  "Series B Holder" means the Person whose name appears on the Register as the registered owner of any Series B Certificate; initially and as of the Effective Date, Series B Holder means Seagull Energy E&P, Inc., a Delaware corporation.

                  "Series B Majority Interest" means one or more Series B Holders having among them 50% or more of the Sharing Ratios of all Series B Holders.

                  "Sharing Ratio" as to any Holder means (a) prior to Payout, such Holder's Pre-Payout Sharing Ratio, and (b) from and after Payout, such Holder's Post-Payout Sharing Ratio.

                  "SMSI" means Seagull Marketing Services, Inc., a Delaware corporation.

                  "Special Trustee" means initially and as of the Effective Date, Mark A. Ferrucci, or any successor Special Trustee appointed by the Managing Trustee with the approval of the Series A Supermajority Interest in accordance with Section 7.12.

                  "Special Trustee Expenses" shall mean the reasonable expenses, disbursements and advances incurred by the Special Trustee pursuant to this agreement, including without limitation, the reasonable fees, expenses and disbursements of its counsel and of his agents not regularly employed by him or his employer, excluding administrative costs, overhead and expenses relating to the Special Trustee's ordinary duties.

                  "Special Trustee Fee" means the fees payable to the Special Trustee pursuant to the schedule of fees set forth in the Special Trustee Fee Agreement.

                  "Special Trustee Fee Agreement" means that certain letter agreement dated August 31, 1995, between the Special Trustee and the Depositor, as the same may be amended from time to time with the consent of the Series A Supermajority Interest, and any fee agreement entered into between any successor Special Trustee and the Managing Trustee and approved by the Series A Supermajority Interest.

                  "Swap Agreement" means any commodity swap, hedge or other agreement (including a "master swap agreement") that has as its purpose the hedging of the price risk of the Trust's Oil and Gas production.

                  "Swap" means any commodity swap, hedge or other trade executed under a Swap Agreement.

                  "Target Rate" has the meaning given that term in Section 7.10(d).

                  "Tax Assumptions" means the following assumptions: (a) the federal income tax rate applicable to the Series A Holders will be 35%, and the state and local income tax rate applicable to the Series A Holders will be 0%; (b) no Series A Holder will be subject to the alternative minimum tax or the limitations imposed by Sections 465, 469 or 29(b)(6) of the Code; (c) the Trust, the LLC and each Series A Holder will compute its taxable income utilizing the accrual method of accounting and the calendar year as its tax year; (d) cost depletion deductions computed in the manner described in Section 6.3(c) will be taken into account in determining the Series A Holders' taxable income; (e) estimated taxes will be paid on a 100% current basis on April 15, June 15, September 15 and December 15 of each year; (f) the Series A Holders will have sufficient federal taxable income and liability to currently use any federal income tax losses, depletion deductions and Section 29 Tax Credits (calculated by disregarding any event assumed not to have occurred pursuant to clause (i) below) generated (or deemed generated) by the Trust and allocated to them (except as a result of an act or omission described in Section 9.2(a)(ii)(D)); (g) the Trust and the LLC will each have an initial short taxable year beginning September 1, 1995 and ending December 31, 1995, (h) no Series A Holder will fail to claim, on a timely and proper basis, the Section 29 Tax Credits, intangible drilling costs deductions, depletion or depreciation allocated to it under this Agreement (except as a result of an act or omission described in Section 9.2(a)(ii)); (i) neither the Code nor the Treasury Regulations promulgated thereunder will be amended or repealed subsequent to the Effective Date (regardless of the effective date of any such action); (j) the Trust and the LLC each will be treated as a partnership for federal income tax purposes, (except as result of an act or omission described in Section 9.2(a)(ii)(C)); (k) the Trust will be treated as the owner of both the Assets (excluding the Louisiana Assets) and the LLC Interest, and the LLC will be treated as the owner of the Louisiana Assets, for federal income tax purposes (except as a result of an act or omission described in Section 9.2(a)(ii)) and (l) the allocations of income, gain, loss, deduction and credits set forth in this Agreement and the LLC Agreement will be respected under Sections 7.04(b) and 704(c) of the Code (except as a result of an act or omission described in Section 9.2(a)(ii)(D)).

                  "Tax Representations" has the meaning given that term in
         Section 3.1(f).

                  "Tax Termination" means a termination of the Trust for federal income tax purposes under Section 708(b)(1)(B) of the Code.

                  "Timmins Litigation" means that certain lawsuit styled "B. H. Timmins, Jr. et al. vs. Seagull Mid-South Inc.," which is currently pending in the District Court for the 123rd Judicial District of Panola County, Texas, and which was the subject of a letter dated July 14, 1995 from Seagull to an Affiliate of FC Energy.

                  "Total Lost Production Value" has the meaning given that term in Section 7.10(c)(iii).

                  "Transfer" as to any asset means a sale, assignment, conveyance, gift, exchange, lease or other disposition or transfer of such asset, whether effected voluntarily, involuntarily or by operation of Law (including a merger or consolidation in which the Person owning such asset is not the surviving entity). The term "Transfer" will not include the creation of an Encumbrance, but it will include a transfer in connection with, or in lieu of, the foreclosure of an Encumbrance.

                  "Transferee" means a Person to which a Transfer is made.

                  "Treasury Regulations" means the temporary or final regulations promulgated by the United States Department of the Treasury pursuant to the Code.

                  "Trust" has the meaning given that term in the Preliminary Statement above.

                  "Trust Estate" means the Properties, the LLC Interest, and the other Assets, all collections, proceeds and products of or from the same, all deposit accounts and investments evidencing or comprising such collections or proceeds, and all other monies, amounts, property, rights, contract rights, privileges and franchises of every kind and description, whether previously granted, conveyed, assigned, pledged over and confirmed, or intended, agreed or covenanted so to be, to the Trust, including all rights to payment owing, or amounts actually paid, hereunder by the Depositor (or at the direction of the Depositor) to the Trust; all rights of the Trust under the Assignments (including all rights under any Operating Agreements, and rights to use or lease of equipment, transport systems and the like necessary for operation of the Properties in accordance with this Agreement as assigned to the Trust pursuant to the Assignments); all rights under, and amounts owing or actually paid to the Trust in respect of, the Initial Swaps and any other Swaps executed in accordance with this Agreement; and all rights under, and amounts owing or actually paid to the Trust in respect of, the Guaranty.

                  "Trust Interest" means the interest of a Holder in the Trust Estate as evidenced by the Certificates, including rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve.

                  "Trustee" means each of the Managing Trustee and the Special Trustee.

                  "Unrealized Gain" attributable to any Asset or the LLC Interest means, as of any date of determination, the excess, if any, of (a) the fair market value of such

         Asset or the LLC Interest as of such date (as determined under Section 6.1(d)) over (b) the Carrying Value of such Asset or the LLC Interest as of such date (prior to any adjustment to be made pursuant to Section 6.1(d) as of such date).

                  "Unrealized Loss" attributable to any Asset or the LLC Interest means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such Asset or the LLC Interest as of such date (prior to any adjustment to be made pursuant to Section 6.1(d) as of such date) over (b) the fair market value of such Asset or the LLC Interest as of such date (as determined under Section 6.1(d)).

                  "Well" has the meaning given that term in the Assignments.

                  "Working Capital Loan" has the meaning given that term in
         Section 5.5.

                  "Zone" means a zone, horizon, interval or other stratum of earth containing, or thought to contain, a common accumulation of Oil and Gas.

         1.2 OTHER DEFINITIONS. Other terms defined in this Agreement have the meanings so given them.

         1.3 CONSTRUCTION. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes. The term "including" means "including, without limitation,".

                                   ARTICLE 2
                              DECLARATION OF TRUST

         2.1 DECLARATION AND ACCEPTANCE OF TRUST. There is hereby organized a business trust within the meaning of Section 3801 of the Act. As of the Effective Date and pursuant to the Assignments, the Depositor is causing the Assets to be irrevocably Transferred to the Trust (and with respect to the Louisiana Assets, to the LLC), without recourse, representation or warranty except as set forth herein, in consideration of (a) the payment by the Trust (and with respect to the Louisiana Assets, by the LLC) to Mid-South and Midcon, respectively, of cash in the aggregate amount of the Purchase Price and (b) at the direction of Mid-South and Midcon, the issuance by the Trust to the Depositor of the Series B COP's. The Trustees hereby declare that they do and will hold the Trust Estate, and such additional property as may comprise the Trust Estate from time to time, upon the trusts herein set forth, subject to and in accordance with the terms hereof, for the equal and ratable use and benefit of the Holders without preference, priority or distinction of any thereof over any other, except as set forth herein. This Agreement imposes, for the benefit of the Holders, a business trust, as governed by this Agreement and the Act, on the Trust Estate for the benefit of the interest of each Holder of a Trust Interest evidenced by the Certificates.

         2.2 NAME. The name of the Trust created by this Trust Agreement is "Seagull Series 1995 Trust" and all Trust business must be conducted in that name or such other names that comply with applicable Law as the Managing Trustee may select with the prior written consent of the Series A Majority Interest and the Series B Majority Interest.

         2.3 OFFICES. The principal office of the Trust will be at the principal office of the initial Managing Trustee in Houston, Texas. The Trust may maintain such other offices as the Managing Trustee may designate from time to time, written notice of which shall be provided to each Holder.

         2.4 PURPOSES. The purposes of the Trust are (a) to acquire, own, manage and deal with the Trust Estate, (b) to produce Oil and Gas from the Properties, (c) to market and sell such Oil and Gas and other products derived therefrom, and (d) to engage in such incidental activities as may be directly related to the foregoing and not prohibited by this Agreement.

         2.5 DELAWARE CERTIFICATE. The Managing Trustee and the Special Trustee have caused the Delaware Certificate to the filed with the Secretary of State of the State of Delaware. At the request of the Managing Trustee, each Holder shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to form, qualify, continue, and terminate the Trust as a business trust under the Laws of the State of Delaware.

         2.6 CONDUCTING BUSINESS IN OTHER JURISDICTIONS. The Trustees may not permit the Trust to conduct business in any jurisdiction other than the States of Delaware, Louisiana, Oklahoma and Texas without (a) obtaining the prior written consent of the Series A Majority Interest and Series B Majority Interest and (b) registering or qualifying the Trust as a foreign business trust in such other jurisdiction, if the Laws of such jurisdiction require such registration or qualification.

         2.7 TERM. The Trust was formed and commenced operations on the Effective Date (which was not earlier than the effective date of the Delaware Certificate) and will continue in existence until its business and affairs are wound up following dissolution automatically at the close of Trust business on December 31, 2015, or such earlier time as this Agreement may specify.

         2.8 THE CERTIFICATES. The following provisions will govern the authorization, issuance, execution, authentication, registration and cancellation of the Certificates:

                  (a) AUTHORIZATION. There is hereby authorized and created under this Agreement the following series of certificates of participation in the Trust: (i) a series designated "Certificate of Series A Participation" (the "Series A COP's"), of which there will be the following two classes: (A) "Class I," which will be in the initial face amount of $27,069,200 and in substantially the form of
         Exhibit 2.8.1, and (B) "Class II," which will be in the initial face amount of $20,130,800 and in substantially the form of Exhibit 2.8.2; and (ii) a series designated "Certificate of

         Series B Participation" (the "Series B COP's"), which will be in the initial face amount of $18,413,494 and in substantially the form of
         Exhibit 2.8.3. As used in this Agreement, the term "Certificate" means any of, and "Certificates" means all of, collectively, the Series A COP's and the Series B COP's. The Certificates shall collectively evidence the entire beneficial ownership of the Trust.

                  (b) CONDITIONS TO ISSUANCE. The Certificates will be issued only upon the satisfaction of the following conditions:

                          (i) The following agreements must have been executed, acknowledged (if applicable) and delivered to the appropriate recipient by each of the Persons that is a party thereto, and executed original counterparts of each such agreement must also have been deposited with the Holders:

                                  (A)      this Agreement, the Guaranty, the
                          Assignments and the New Operating Agreements;

                                  (B)      Swap Agreements, and confirmations
                          of the initial Swaps executed thereunder, that are entered into by the Managing Trustee on behalf of the Trust and that satisfy the following requirements:

                                        (I)     the initial Swaps executed
                                  under such Swap Agreements must cover an aggregate notional amount of gas equal to approximately 75% of the projected gas portion of the Oil and Gas projected to be produced from the Properties for the period from the Effective Date through December 31, 1998,

                                        (II)    such Swap Agreements must be
                                  entered into with counterparties having
                                  senior unsecured debt obligations or long term deposit liabilities which are rated not less than "A" by S&P,

                                        (III)   such Swap Agreements, and the
                                  confirmation of the initial Swaps executed thereunder, shall otherwise be in form and substance acceptable to the Series A Holders, and

                                        (IV)    such Swap Agreements may be
                                  initially entered into  by Seagull, and
                                  Seagull may execute the initial Swaps
                                  thereunder, if such Swap Agreements and
                                  initial Swaps are assigned by Seagull to the Trust, prior to the issuance of the Certificates, pursuant to assignments that are in form and substance acceptable to the Series A Holders;

                          (such Swap Agreements are referred to herein as the "Initial Swap Agreements," and such initial Swaps executed thereunder are referred to herein as the "Initial Swaps");

                                  (C)      executed counterparts (or copies
                          thereof) of any credit support arrangements required or contemplated by the Initial Swap Agreements; and

                                  (D)      such other closing documents and
                          opinions of counsel as the Depositor or the initial Series A Holders may reasonably request (which may be done through the inclusion of such items on a final closing agenda prepared in connection with the issuance of the Certificates).

                          (ii) Each Holder must have made the Funding Transfer required to be made by it under Section 5.2(b).

                  (c) ISSUANCE. Upon satisfaction of the conditions set forth in Section 2.8(b), and in consideration of the Holders' respective Funding Transfers under Section 5.2(b), the Managing Trustee, on behalf of the Trust, shall execute (in accordance with Section 2.8(d)) and deliver (i) the Series A COP's, Class I, to FC Energy, (ii) the Series A COP's, Class II, to Carthage, and (iii) the Series B COP's to the Depositor. All of the Certificates (v) will be issued as fully-registered certificates of participation, without coupons, (w) will be dated the Effective Date, and (x) will entitle their holders to the rights given them in this Agreement, including the rights to receive distributions in accordance with Section 6.5 and liquidating distributions in accordance with Section 10.2(c).

                  (d) EXECUTION. The Certificates shall be executed on behalf of the Trust by the manual or facsimile signature of an authorized officer of the Managing Trustee and attested by the manual or facsimile signature of its Secretary or Assistant Secretary (or such other officer as may be designated by the Managing Trustee). The facsimile signatures of said officers shall have the same force and effect as if such officers had manually signed the Certificates. In case any officer the facsimile of whose signature shall appear on the Certificates shall cease to be such officer before the delivery of such Certificates, such facsimile signature shall nevertheless be valid and sufficient for all purposes, the same as if he had remained in office until delivery.

                  (e)     REGISTER.

                          (i) The Managing Trustee shall maintain at its principal office a sufficient register (the "Register") for the registration of the Certificates and their Transfer. The Certificates, names and addresses of the Holders, all Transfers of the Certificates and the names and addresses of the Transferees will be registered in the Register under such reasonable procedures as the Managing Trustee may prescribe. At reasonable times and under reasonable regulations established by the Managing Trustee, the Register may be inspected and copied by any Holder.

                          (ii)    The entries in the Register shall be
                  conclusive and binding for all purposes, absent manifest error. The Managing Trustee and any Holder may treat the registered owner of any Certificate as the absolute owner thereof for all purposes, and shall not be bound by any notice to the contrary. All payments or distributions of or on account of any such Certificate as herein provided shall be made only to or upon the written order of the registered owner thereof or such owner's legal representative, but such registration may be changed as herein provided.

                  (f)     REPLACEMENT CERTIFICATES.

                          (i) If a Trust Interest is Transferred in accordance with Article 4, then, upon surrender to the Managing Trustee of the Certificate representing the Transferred Trust Interest, duly endorsed by, or accompanied by a written instrument or instruments of Transfer in form satisfactory to the Managing Trustee and duly executed by the Transferring Holder or such Holder's attorney-in-fact duly authorized in writing, the Managing Trustee shall execute and deliver to the Transferee a replacement Certificate representing such Trust Interest.

                          (ii) If any Certificate is mutilated, lost, stolen or destroyed, the Managing Trustee shall execute, and deliver to the applicable Holder a replacement Certificate representing such Trust Interest; provided, however, that, in the case of any mutilated Certificate, such mutilated Certificate shall first be surrendered to the Managing Trustee, and in the case of any lost, stolen or destroyed Certificate, there shall be first furnished to the Managing Trustee evidence of such loss, theft or destruction satisfactory to it, together with indemnity satisfactory to it.

                          (iii) All replacement Certificates issued pursuant to this Section 2.8(f) will (A) be of the same series, class, form, tenor, maturity and face amount as the Certificates they replace, (B) bear a number not contemporaneously outstanding, and (C) constitute original, valid contractual obligations of the Trust, evidencing the same Trust Interest as the Certificates they replace, and shall be entitled to all of the security and benefits hereof to the same extent as the Certificates they replace (in each case, whether or not lost, stolen or destroyed Certificates be at any time found by anyone).

                          (iv) No service charge will be imposed by the Managing Trustee for issuing replacement Certificates pursuant to this Section 2.8(f).

                          (v) Any Certificate surrendered for replacement pursuant to this Section 2.8(f) shall be canceled, and may be destroyed, by the Managing Trustee.

                  (g) BENEFICIARIES. The Holders are the owners of the beneficial interests in the Trust and are "beneficial owners" within the meaning of Section 3801(b) of the Act and any Person who becomes a Holder shall become a beneficial owner.

                                   ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF INITIAL HOLDERS

         3.1 REPRESENTATIONS AND WARRANTIES OF SERIES B HOLDER. The Series B Holder represents and warrants to the other Holders that the following statements are true and correct as of the Effective Date:

                  (a) Each of the Series B Holder, Mid-South and Midcon is duly incorporated, validly existing and in good standing under the Laws of its state of incorporation. The Series B Holder has the right, power and authority to enter into this Agreement, to perform its obligations hereunder, to become a Holder and to act as Managing Trustee hereunder. Mid-South and Midcon have the right, power and authority to enter into the Assignments and the New Operating Agreements and to perform their obligations thereunder.

                  (b) The execution, delivery and performance of this Agreement by the Series B Holder and the Assignments and New Operating Agreements by Mid-South and Midcon (i) have been duly authorized by all requisite corporation action of such party, (ii) do not violate or conflict with the Certificate of Incorporation or Bylaws of such party or any Law, material contract or material obligation applicable to such party or any of its properties, and (iii) do not require any material consent, approval, authorization or order of any Governmental Authority or other Person with respect to such party, except (A) for those that have been previously obtained and (B) with respect to the Assignments, for ministerial consents of Governmental Authorities that are customarily obtained after the Transfer of Oil and Gas interests, and (C) with respect to the Contracts, those consents and approvals set forth on Exhibit 3.1(b).

                  (c) This Agreement represents the legal, valid and binding obligation of the Series B Holder. The respective Assignments and New Operating Agreements represent the legal, valid and binding obligations of Mid-South and Midcon as parties thereto.

                  (d) Neither the Series B Holder nor any Affiliate thereof has employed or retained any broker, agent, investment banker or finder, other than the Placement Agent, in connection with this Agreement or the transactions contemplated hereby, or paid or agreed to pay any brokerage fee, finder's fee, commission or similar payments to any Person, other than the Placement Agent, on account of this Agreement or the transactions contemplated hereby.

                  (e) Pursuant to the Assignments, the Trust will acquire Good Title to the Assets (other than the Louisiana Assets) and the LLC will acquire Good Title to the Louisiana Assets. Pursuant to the LLC Agreement, the Trust will acquire good title to the LLC Interest free and clear of any Encumbrances, encroachments, irregularities, defects, preferential purchase rights, consent requirements and other burdens, except for the terms of the LLC Agreement.

                  (f) All of the following statements are true and correct with respect to the Assets: (i) all Gas Production in fact (A) constitutes qualified fuels within the meaning of Section 29(c) of the Code; (B) is produced from a property from which gas from a tight sands formation was not produced in marketable quantities before January 1, 1980 within the meaning of Section 29(d)(4) of the Code; and (C) is produced from within the United States within the meaning of Section 638(1) of the Code; (ii) each gas Well included in the Assets is a tight formation gas well and was drilled, within the meaning of Section 29(f) of the Code, after December 31, 1979 and prior to January 1, 1993; (iii) no grants have been provided by the United States, a state or a political subdivision "for use in connection with [any] project" (within the meaning of Section 29(b)(3)(A)(i)(I) of the Code) that includes any of the Assets; (iv) no proceeds of any issue of state or local governmental obligations has been "used to provide financing for [any] project" (within the meaning of Section 29(b)(3)(A)(i)(II) of the Code) that includes any of the Assets; (v) no "subsidized energy financing" (within the meaning of Section 48(a)(4)(C) of the Code) has been "provided in connection with [any] project" (within the meaning of Section 29(b)(3)(A)(i)(III) of the Code) that includes any of the Assets; (vi) no Gas Production has been sold under any contract for sale at a price that is either unlawful or determined with regard to Section 107 of the NGPA or Subtitle B of Title I of the NGPA; and (vii) no energy credit or enhanced oil recovery credit has been taken with respect to any of the Assets or any project therein that requires a reduction in credit pursuant to Section 29(b)(4) or (5) of the Code. The representations and warranties in this Section 3.1(f) are referred to herein as the "Tax Representations."

                  (g) All development and construction of the Assets has been completed in all material respects in accordance with applicable Law, including Environmental Laws.

                  (h) The Trust is not required to register or qualify as a foreign business trust in the States of Louisiana, Oklahoma or Texas, except for filing of the Trust Agreement in Custer and Roger Mill Counties, Oklahoma.

                  (i) Midcon and Mid-South have obtained all licenses, certificates and permits required to operate the Operated Properties, other than immaterial licenses, certificates and permits, if any.

                  (j) The Trust complies in all material respects with all applicable Laws.

                  (k) Except for the Timmins Litigation, no pending or, to the Series B Holder's Knowledge, threatened litigation exists with respect to the Trust or the Properties or other Assets.

                  (l) The Trust has no Indebtedness and has not assumed or otherwise become obligated to pay any trade payables relating to the Properties or other Assets that arose prior to the Effective Date (except as set forth in Section 5.1(c)).

                  (m) All factual information (excluding interpretations and assumptions, other than those assumptions described in the next sentence) regarding the Assets that was provided to Netherland, Sewell & Associates and Dames & Moore by the Series B Holder or any of its Affiliates for purposes of their reports concerning the Assets (and to DeGolyer and MacNaughton for purposes of their report dated January 1,
         1995) is accurate and complete in all material respects. To the Series B Holder's Knowledge (i) all factual information relevant to such reports available to Seagull has been provided to the firms preparing such reports, and (ii) the technical assumptions (excluding economic assumptions such as future prices and inflation) used by the firms preparing such reports to estimate quantities of production are not unreasonable.

                  (n) The Trust is not a party to or subject to any agreements, other than this Agreement, the Assignments, the Leases, the Contracts, the New Operating Agreements, the Initial Swap Agreements, the Assignment and Assumption Agreement and any agreements that constitute Permitted Encumbrances.

                  (o) To Series B Holder's Knowledge, no event has occurred since January 1, 1995 that would have a material adverse affect on the Trust's ability to market and sell the Oil and Gas, and products thereof, that are produced by the Trust, other than events generally affecting the oil and gas industry as a whole.

                  (p) All Leases and other material agreements, licenses, permits and easements in which the Trust has rights, as contemplated in the Assignments, are in full force and effect.

                  (q) To Series B Holder's Knowledge, each gas Well included in the Operated Properties has been drilled, completed, equipped and maintained in all material respects in a good and workmanlike manner in accordance with good oil field practices; provided, however, that the qualification that such representation and warranty is made only to Series B Holder's Knowledge does not apply to any gas Wells that were drilled by Series B Holder or its Affiliates (but only if such Affiliate was an Affiliate of Depositor at the time such Well was drilled). The Trust owns, leases, or otherwise has an enforceable right of access to all equipment and facilities reasonably necessary for the operation of the Operated Properties; and, to Series B Holder's Knowledge, there is no material hazard or dangerous condition existing with respect to such equipment or facilities.

                  (r) Except as described in Exhibit 3.1(r), as of the dates shown on said Exhibit there were no gas imbalances with respect to any Well included in the Assets, and no Wells are subject to penalty because they have produced materially in excess of any production allowable prescribed by any Governmental Authority.

                  (s) Except for real property transfer taxes, sales taxes and local taxes imposed on the Transfer of the Oklahoma Assets not to exceed $40,000 in the aggregate, there are no (i) real property transfer or similar taxes imposed under the Laws of the United States, or any state or political subdivision thereof, that arise out of the Transfer of the Assets to the Trust, or (ii) any other transfer, sales, purchase, use, value added, excise or similar taxes or charges imposed under the Laws of the United States, or any state or political subdivision thereof, that arise out of the Transfer of any of the other Assets to the Trust (or with respect to the Oklahoma Assets to the Managing Trustee for the benefit of the Holders or with respect to the Louisiana Assets, to the LLC).

         3.2 REPRESENTATIONS AND WARRANTIES OF THE SERIES A HOLDERS. Each Series A Holder, by accepting issuance and delivery of its respective Series A COP's, represents and warrants to each other Holder that the following statements are true and correct as of the Effective Date:

                  (a) Such Series A Holder is duly incorporated, validly existing and in good standing under the Laws of its state of incorporation. Such Series A Holder has the right, power and authority to enter into this Agreement, to become a Holder and to perform its obligations hereunder.

                  (b) The execution, delivery and performance of this Agreement by such Series A Holder (i) have been duly authorized by all requisite corporate action of such Series A Holder, (ii) do not violate or conflict with the certificate or articles of incorporation or bylaws of such Series A Holder or any Law, material contract or material obligation applicable to such Series A Holder, and (iii) do not require any material consent, approval, authorization or order of any Governmental Authority or other Person with respect to such Series A Holder, except for those that have been previously obtained.

                  (c) This Agreement represents the legal, valid and binding obligation of such Series A Holder.

                  (d) Such Series A Holder has such knowledge and experience in financial and business matters (including Oil and Gas investments) that it is capable of evaluating the merits and risks of its investment in the Trust and of making an informed investment decision and is capable of bearing the economic risk of its investment.

                  (e) Such Series A Holder has been provided with, or had access to, such information that it deems necessary to or useful in its evaluation of the merits and risks of an investment in the Trust and the making of an informed investment decision.

                  (f) Such Series A Holder is acquiring its Trust Interest for its own account and not with a view to, or for resale in connection with, any distribution or public offering.

                  (g) Such Series A Holder understands that the Series A COP's evidencing its Trust Interest have not been registered under the Securities Act, or any state securities Laws and that, in addition to the restrictions on Transfers of Trust Interests set forth in this Agreement, such Series A Holder may not Transfer its Trust Interest in a manner inconsistent with its status as an unregistered security.

                  (h) Such Series A Holder is an "accredited investor," as defined in Rule 501 of Regulation D under the Securities Act.

                  (i) Such Series A Holder is not relying on any representations or warranties by the Depositor/Series B Holder or any Affiliate or agent thereof (including the Placement Agent), other than those expressly made by the Depositor/Series B Holder in this Agreement. Without limiting the generality of the foregoing, such Series A Holder acknowledges that the Depositor is not providing any representation or warranty as to the actual all in total after-tax rate of return, if any, that will be achieved by such Series A Holder, it being understood that such rate of return will be a function of factors such as the actual price of Oil and Gas, the volumes of Oil and Gas actually produced by the Trust, expenses actually incurred by the Trust, and the actual individual income tax situation of such Series A Holder.

                  (j) Neither such Series A Holder nor any Affiliate thereof has employed or retained any broker, agent, investment banker or finder in connection with this Agreement or the transactions contemplated hereby, or paid or agreed to pay any brokerage fee, finder's fee, commission or similar payments to any Person on account of this Agreement or the transactions contemplated hereby, except that Carthage has agreed to pay a fee to an Affiliate of FC Energy in connection with its participation in the transactions contemplated hereby.

                                   ARTICLE 4
                 RESTRICTIONS ON TRANSFERS OF TRUST INTERESTS;
                               ADDITIONAL HOLDERS

         4.1 GENERAL RESTRICTION ON TRANSFERS AND ENCUMBRANCES. (a) Unless the context clearly requires a different meaning, all references in this
Article 4 to the Transfer or Encumbrance of a Trust Interest or Certificate will refer to the Transfer or Encumbrance of all or any portion of such Trust Interest or Certificate.

         (b) Transfers and Encumbrances of Trust Interests (and Certificates evidencing the same) may be effected only in strict compliance with this Article 4. Any attempted Transfer or Encumbrance of a Trust Interest other than in strict compliance with this Article 4 is null and void and the Trust need not recognize it.

         (c) Notwithstanding any other provision of this Article 4, no Transfer of a portion of a Holder's interest in the Trust shall be permitted if, as a result of such Transfer, the Transferor or the Transferee would not have an interest in the Trust at least equal to that which could have been acquired for $20,000 on the Effective Date.

         4.2 TRANSFERS AND ENCUMBRANCES BY SERIES B HOLDER. (a) Except as set forth in Section 4.2(b), the Series B Holder may not Transfer its Trust Interest evidenced by the Series B COP's unless (i) the Series B Holder first obtains the written consent of the Series A Supermajority Interest to such Transfer, which consent may be granted or withheld in the sole and absolute discretion of the Series A Supermajority Interest, and (ii) the Transfer complies with Section 4.2(c) and, if the Transferee is to become the Managing Trustee, Section 4.2(d). In the case of a Series B Holder that is Controlled by another Person, any event that causes such Series B Holder to cease to be Controlled by such other Person (such as a Transfer of a Controlling equity interest in such Series B Holder) shall be deemed a Transfer of such Series B Holder's Trust Interest for purposes of this Section 4.2. A merger or consolidation of the Series B Holder, or a Transfer by the Series B Holder of all or substantially all of its assets, shall not be considered a Transfer of the Series B Holder's Trust Interest for purposes of Sections 4.2(a) and (b), such transactions being specifically addressed in Section 4.2(f).

         (b) The Series B Holder may make the following Transfers of its Trust Interest without complying with Section 4.2(a):

                  (i) The Series B Holder may Transfer its Trust Interest to an Affiliate of the Series B Holder, if (A) such Transfer complies with Section 4.2(c), (B) the Guaranty remains in full force and effect and is modified to be applicable to all of the obligations of such Affiliate (including all performance obligations of such Affiliate),
         (C) if such Transfer occurs before the later of (x) December 31, 2002 and (y) Payout, such Transfer does not cause any adverse federal income tax consequences to the Trust or any Series A Holder, including any such adverse federal income tax consequences from a Tax Termination and (D) if the Transferee is to become the Managing Trustee, such Transfer complies with Section 4.2(d); and

                  (ii) The Series B Holder may Transfer its Trust Interest to a Person that is not an Affiliate of the Series B Holder, if (A) such Transfer complies with Section 4.2(c), (B) if the Transferee is to become the Managing Trustee, such Transfer complies with Section 4.2(d), and (C) such Transfer also complies with either of the following paragraphs:

                          (I) such Transfer complies with all of the following requirements: (x) the transferor Series B Holder
                  (1) retains a Sharing Ratio of at least 1% and (2) retains and agrees to maintain a Funding Account balance equal to at least 1% of the aggregate balances in all Funding Accounts; (y) the transferor Series B Holder remains the Managing Trustee and remains liable for its obligations as such under this Agreement; and (z) such Transfer does not cause any adverse federal income tax consequences to the Trust or any Series A Holder, including any such adverse federal income tax consequences from a Tax Termination; or

                          (II) such Transfer complies with all of the following requirements: (y) the Transferee of such Trust Interest (1) is a recognized and experienced operator of Oil and Gas properties, (2) has either (aa) unsecured obligations having a public credit rating of at least "BB" as determined by S&P, or (bb) in the absence of a credit rating by S&P, creditworthiness determined in good faith by the Series A Majority Interest to be the equivalent of such a "BB" rating by S&P, and (3) has a tangible net worth, as determined in accordance with GAAP, of at least $250,000,000; and (z) if such Transfer occurs before the later of (1) December 31, 2002 and (2) Payout, such Transfer does not cause any adverse federal income tax consequences to the Trust or any Series A Holder, including any such adverse federal income tax consequences from a Tax Termination.

         (c) Any Transfer of a Trust Interest under Section 4.2(a) or (b), and any transaction described in Section 4.2(f), must satisfy the following requirements:

                  (i) such Transfer must comply with the Securities Act and all other applicable federal and state securities Laws and must be exempt from the registration requirements thereof;

                  (ii) such Transfer, alone or in combination with all prior Transfers from and after the Effective Date, must not cause the Trust to be treated as a "publicly traded partnership" under Section 7704 of the Code;

                  (iii) such Transfer must not require the Trust to register as an "investment company" under the Investment Company Act of 1940;

                  (iv) prior to the date of the Transfer, the Series A Holders must receive favorable legal opinions of legal counsel to the Transferor Series B Holder, or the proposed Transferee, acceptable to the Series A Majority Interest, that the requirements of subparagraphs
         (i), (ii) and (iii) of this Section 4.2(c) have been satisfied;

                  (v) all expenses related to such Transfer (including any taxes or other governmental fees) must be borne by the transferor Series B Holder or the Transferee of such Trust Interest, and not by the Trust or any Series A Holder; and

                  (vi) each Series A Holder must receive a document executed by both the transferor Series B Holder and the Transferee of such Trust Interest, and containing the following information and agreements: (A) the address of such Transferee, (B) the Sharing Ratios and the Funding Account balances, after the Transfer, of the transferor Series B Holder and the Transferee of such Trust Interest (which together must total the Sharing Ratio and the Funding Account balance of the transferor Series B Holder before the Transfer), (C) an agreement by the Transferee to be bound by this Agreement with respect to such Trust Interest, (D) representations and warranties by the Transferee that are equivalent to those set forth in Section 3.1(a) through (d), and (E) a representation and warranty by each signatory that the Transfer was made in accordance with the requirements of this
         Section 4.2; and

                  (vii) such Transfer will be effective immediately upon the satisfaction of all applicable requirements of this Section 4.2, and the registration of the Transfer in accordance with Section 2.8(e).

         (d) Upon the Transfer of a Trust Interest pursuant to Section 4.2(a) or (b) (other than with respect to Section 4.2(b)(ii)(C)(I)), the Transferee will have the right to become the Managing Trustee, effective on the date specified in Section 4.2(c)(vii), if (i) the transferor Series B Holder grants the Transferee such right, and (ii) the instrument described in Section 4.2(c)(vi) also contains agreements by such Transferee (A) to be bound by this Agreement in the capacity as the Managing Trustee and (B) confirming that the representations and warranties in Sections 3.1(a) through (d) are true and correct with respect to it.

         (e) A Series B Holder may freely Encumber its Trust Interest, without the consent of any Series A Holder, if it gives written notice to the Person to which the Encumbrance is granted (with a copy to each Series A Holder) that a Transfer in connection with, or in lieu of, the foreclosure of such Encumbrance will be subject to the provisions of Sections 4.1 and 4.2.

         (f) Prior to Payout, the Series B Holder may not merge, consolidate, sell or otherwise dispose of all or substantially all of its assets unless (x) such transaction complies with Section 4.2(c), (y) if the surviving entity or Transferee of assets is to become the Managing Trustee, such Transfer complies with Section 4.2(d), and (z) such transaction also complies with either of the following paragraphs:

                  (i) the Series B Holder may engage in such a transaction with an Affiliate of the Series B Holder, if (A) the Guaranty remains in full force and effect and is modified to be applicable to all of the obligations of such Affiliate (including all performance obligations of such Affiliate), and (B) if such transaction occurs before the later of (x) December 31, 2002 and (y) Payout, such transaction does not cause any adverse federal income tax consequences to the Trust or any Series A Holder, including any such adverse federal income tax consequences from a Tax Termination; or

                  (ii) such transaction complies with all of the following requirements: (A) the surviving entity or Transferee of assets, as the case may be, (1) has either (aa) unsecured obligations having a public credit rating of at least "BB" as determined by S&P, or (bb) in the absence of a credit rating by S&P, creditworthiness determined in good faith by the Series A Majority Interest to be the equivalent of such a "BB" rating by S&P, and (2) has a tangible net worth, as determined in accordance with GAAP, of at least $250,000,000; and (B) if such transaction occurs before the later of (I) December 31, 2002 and (II) Payout, such transaction does not cause any adverse federal income tax consequences to the Trust or any Series A Holder, including any such adverse federal income tax consequences from a Tax Termination.

         4.3 TRANSFERS AND ENCUMBRANCES BY SERIES A HOLDERS. (a) Except as set forth in Section 4.3(b), a Series A Holder may not Transfer its Trust Interest (as evidenced by its Series A COP's) unless (i) the Series A Holder first obtains the written consent of the Series B Majority Interest to such Transfer, which consent may be granted or withheld in the sole and absolute discretion of the Series B Majority Interest, and (ii) such Transfer complies with Section 4.3(c).

         (b) A Series A Holder may Transfer all or any part of its Trust Interest without complying with Section 4.3(a) if (i) such Transfer complies with Section 4.3(c), and (ii) such Transfer also complies with all of the following requirements:

                          (I) the Trust Interest that is Transferred has a Sharing Ratio of at least 10% of the total Sharing Ratios of all Series A Holders;

                          (II) the Series A Holder first obtains the written consent of the Series B Majority Interest to such Transfer, which consent will not be unreasonably withheld; and

                          (III) if the Transferee is not an Affiliate of such Series A Holder, such Series A Holder (A) has first delivered to the Series B Holders a written offer proposing to Transfer such Trust Interest to the Series B Holders on terms at least as favorable as those offered to such potential Transferee;
                  (B) the Series B Holders have had a period of 30 days after receipt of such offer to elect to purchase such Trust Interest on the terms and conditions set forth in the offer, and have not exercised such right; and (C) the Series A Holder consummates the Transfer within 180 days after the end of such 30-day period, at a price not less than 95% of the price offered to the Series B Holders. The rights of the Series B Holders under this Section may be exercised by the Series B Holders prorata in accordance with their respective Funding Account balances (or in such other proportions as they may agree among themselves). The provisions of this paragraph (III) shall not apply to, and each Series A Holder may otherwise make, a Transfer to an Affiliate of the Series A Holder making the Transfer.

         (c) Any Transfer under Section 4.3(a) or (b) must satisfy the following requirements:

                  (i) such Transfer must comply with the Securities Act and all other applicable federal and state securities Laws and must be exempt from the registration requirements thereof;

                  (ii) such Transfer must not cause a Tax Termination that results in adverse federal income tax consequences to the Trust or the Series B Holders;

                  (iii) such Transfer, alone or in combination with all prior Transfers from and after the Effective Date, must not cause the Trust to be treated as a "publicly traded partnership" under Section 7704 of the Code;

                  (iv) such Transfer must not require the Trust to register as an "investment company" under the Investment Company Act of 1940;

                  (v) prior to the date of the Transfer, the Managing Trustee and the Series B Holders must receive favorable opinions of legal counsel to the transferor Series A Holder, or the proposed Transferee, acceptable to the Series B Majority Interest that the requirements of subparagraphs (i), (ii), (iii) and (iv) of this
         Section 4.3(c) have been satisfied;

                  (vi) all expenses related to such Transfer (including the legal fees incurred in connection with obtaining the legal opinions referred to in Section 4.3(c)(v) and any taxes and other governmental fees) must be borne by the Series A Holder making such Transfer or the Transferee of such Trust Interest, and not by the Trust, the Series B Holders or any other Series A Holder;

                  (vii) the Managing Trustee must receive a document executed by both the Series A Holder making the Transfer and the Transferee of such Trust Interest, and containing the following information and agreements: (A) the address of such Transferee, (B) the Sharing Ratios and the Funding Account balances, after the Transfer, of the Series A Holder making the Transfer and the Transferee of such Trust Interest (which together must total the Sharing Ratio and the Funding Account balance of the Series A Holder making the Transfer before the Transfer), (C) an agreement by the Transferee to be bound by this Agreement with respect to such Trust Interest, (D) representations and warranties by the Transferee that are equivalent to those set forth in
         Section 3.2, and (E) a representation and warranty by each signatory that the Transfer was made in accordance with the requirements of this
         Section 4.3; and

                  (viii) such Transfer will be effective immediately upon satisfaction of all applicable requirements of this Section 4.3, and the registration of the Transfer in accordance with Section 2.8(e).

         (d) A Series A Holder may freely Encumber its Trust Interest, without the written consent of the Series B Majority Interest, if it gives written notice to the Person to which the Encumbrance is granted (with a copy to the Series B Holders) that a Transfer in connection with, or in lieu of, the foreclosure of such Encumbrance will be subject to the provisions of Sections
4.1 and 4.3.

         4.4 ISSUANCES OF NEW TRUST INTERESTS. Additional Trust Interests, evidenced by Certificates, may be issued, and additional Persons may be admitted as Holders in connection with such issuances, in consideration for Funding Transfers or for services, only with the prior written consent of the Series A Supermajority Interest and the Series B Majority Interest. The terms of issuance and admission must specify the Sharing Ratios applicable to the new Trust Interest and may provide for the creation of different classes or groups of Series A Holders or Series B Holders and having different rights, powers, and duties. The Managing Trustee shall reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers, and duties, and such an amendment must be executed by the Managing Trustee, the Series A Supermajority Interest and the Series B Majority Interest to become effective.

                                   ARTICLE 5
                 TRANSFER OF ASSETS TO TRUST; FUNDING TRANSFERS

         5.1 TRANSFER OF ASSETS TO TRUST; TITLE TO TRUST PROPERTY. (a) Pursuant to the Assignments, the Depositor is causing the Assets to be Transferred to the Trust (and with respect to the Louisiana Assets, to the LLC, and with respect to the Oklahoma Assets to the Managing Trustee for the benefit of the Trust) effective as of the Effective Date. The Holders agree that such Transfers will be treated and construed on the books and records of the Trust and the Holders as the following separate Transfers:

                  (i) a sale by Mid-South and Midcon to the Trust of an undivided 71.16% interest in the Assets (other than the Louisiana Assets), in consideration of a cash payment by the Trust to Mid-South and Midcon equal to $45,450,000 and a sale by Mid-South to the LLC of the Louisiana Assets in consideration of a cash payment by the LLC equal to $800,000, the aggregate of the cash payments by the Trust and the LLC are hereinafter referred to as the "Purchase Price";

                  (ii) a Funding Transfer made by Mid-South and Midcon on behalf of the Series B Holder of an undivided 28.84% interest in the Assets (other than the Louisiana Assets), the aggregate Net Agreed Value of which is the amount shown for the Series B Holder on Exhibit 1.1.1P under the column "Initial Funding Transfer."

         (b) All of the Trust Estate, whether real, personal or mixed, and whether tangible or intangible, shall be deemed to be owned by the Trust as an entity, and no Trustee or Holder, individually, shall have any ownership interest in the Trust Estate. Legal title to all of the Trust Estate shall be held in the name of the Trust, except that legal title to the Oklahoma Assets shall be held in the name of the Managing Trustee as Managing Trustee of the Trust until the transfer of title described in Section 7.6 is made.
Each Holder shall have no legal title to any part of the Trust Estate and Holders shall have an undivided interest in the proceeds of the Trust Estate only to the extent created hereunder; and shall only be entitled to receive payments or distributions with respect to their interest in accordance with the terms of this Agreement. No Transfer of any Certificate shall entitle any successor or Transferee of a Holder to an accounting or to the Transfer to it of legal title to any part of the Trust Estate.

         (c) The transfer of the Assets from Mid-South and Mid-Con pursuant to Section 5.1 shall be effective as of the Effective Date. Mid-South and Mid-Con shall pay and be responsible for all costs, expenses, taxes, royalties and other burdens incurred with respect to the Assets which are attributable to the period prior to the Effective Date, and the Trust shall pay and be responsible for all costs, expenses, taxes, royalties and other burdens incurred with respect to the Assets that are attributable to the period after the Effective Date. Mid-South and Mid-Con shall be entitled to all revenues attributable to production from the Properties which occurred prior to the Effective Date and the Trust shall be entitled to all revenues attributable to production from the Properties which occurs after the Effective Date. In the event the Effective Date does not occur on the first day of a calendar month, all costs, expenses, taxes, royalties and other burdens and revenues attributable to the Assets that relate to the calendar month in which the Effective Date occurs will be pro-rated between Mid-South and Mid-Con as the transferors of the Assets, on the one hand, and the Trust or the LLC as the Transferee of the Assets, on the other hand, on a per diem basis based on the number of days in such month prior to the Effective Date and the number of days in such month after the Effective Date.

         5.2 INITIAL FUNDING TRANSFERS. In connection with the formation of the Trust, the Holders are making the following Funding Transfers:

                  (a) the Depositor is causing Mid-South and Midcon to make the Funding Transfer described in Section 5.1(a)(ii) on behalf of the Depositor; and

                  (b) each Series A Holder is making a cash Funding Transfer in the amount shown for such Series A Holder on Exhibit 1.1.1P under the column "Initial Funding Transfer."

         5.3 SUBSEQUENT FUNDING TRANSFERS. Except as otherwise set forth in this Agreement, (a) no Holder will be required to make any Funding Transfers other than as set forth in Section 5.2, 6.5(b), 7.9, 7.10(f), 7.11(c), and 8.8 no Holder will be permitted to make any Funding Transfers other than as set forth in such Sections except with the written consent of the Series B Majority Interest and the Series A Supermajority Interest. A Series B Holder shall not be treated as making additional Funding Transfers to the Trust in the event that such Series B Holder Indemnifies the Series A Holders pursuant to Section 9.2.

         5.4 NO RIGHT TO RETURN OF FUNDING TRANSFERS. Except as otherwise provided in this Agreement, no Holder may require a return of its Funding Transfers or the payment of interest thereon, either from the Trust or from another Holder.

         5.5 WORKING CAPITAL LOANS. If, at any time, the Trust or the LLC lacks sufficient funds to pay their respective obligations (other than obligations of the Trust to make distributions to the Holders), the Managing Trustee (but only so long as the Managing Trustee is an Affiliate of Seagull) shall be obligated to make a loan of such funds to the Trust, or to the LLC on behalf of the Trust as appropriate (each such loan being referred to herein as a "Working Capital Loan"). Notwithstanding the foregoing, the Managing Trustee will not be obligated to make a Working Capital Loan in any of the following circumstances, although it may elect to make such Working Capital Loan in its sole and absolute discretion: (a) the sum of (i) the principal amount of such Working Capital Loan and (ii) the aggregate unpaid principal and interest of all then-outstanding Working Capital Loans, would equal or exceed $3,000,000;
(b) immediately prior to the time the Working Capital Loan would otherwise be made, the Trust is Bankrupt; or (c) from and after Payout, if the Managing Trustee does not have a reasonable expectation of repayment of such Working Capital Loan. If the Managing Trustee elects to make a Working Capital Loan in any of the circumstances described in clause (a) of the immediately-preceding sentence, the Managing Trustee shall notify the Series A Holders of such Working Capital Loan and describe the Trust obligation that will be funded from the proceeds of such Working Capital Loan. Each Working Capital Loan will (i) not constitute a Funding Transfer, (ii) bear interest at the Prime Rate from the date it is made until the date it is repaid in full, (iii) be nonrecourse to each Series A Holder, (iv) be evidenced by a promissory note or notes in substantially the form of Exhibit 5.5, and (v) be repaid in accordance with
Section 6.5 and Exhibit 5.5. From and after Payout, the Managing Trustee may cause the Trust to grant a mortgage, deed of trust or other applicable Encumbrance on its assets (pursuant to security documents that are customary in each applicable jurisdiction for loans secured by Oil and Gas properties) to secure the repayment of Working Capital Loans, including Working Capital Loans outstanding at the occurrence of Payout.

                                   ARTICLE 6
                  FUNDING ACCOUNTS; ALLOCATIONS; DISTRIBUTIONS

         6.1 FUNDING ACCOUNTS. (a) Consistent with the intended tax characterization for the Trust as set forth in Article 8, the Trust shall maintain for each Holder a separate Funding Account in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Funding Account will be increased by (i) the cash amount or Net Agreed Value of all Funding Transfers made by or on behalf of such Holder pursuant to this Agreement and
(ii) all items of Trust income and gain (including income and gain exempt from tax) computed in accordance with Section 6.1(b) and allocated to such Holder pursuant to Section 6.2, and will be decreased by (iii) the cash amount or the Net Agreed Value of all actual and deemed distributions of cash, Assets (other than the Louisiana Assets) or the LLC Interest, respectively, made to such Holder pursuant to this Agreement and (iv) all items of Trust deduction and loss computed in accordance with Section 6.1(b) and allocated to such Holder pursuant to Section 6.2. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Funding Accounts are intended to comply with the Section 704(b) Regulations, and will be interpreted and applied in a manner consistent therewith. In making the credits and debits to the Holders' Funding Accounts in accordance with the Section 704(b) Regulations, the Series B Holder shall make such allocations and adjustments provided in the Section 704(b) Regulations as may be necessary or appropriate to maintain the validity of the allocations set forth in this Agreement; provided, however, that no such allocation or adjustment shall be made that is likely to reduce the amounts otherwise distributable to any Series A Holder under this Agreement.

         (b) For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Holders' Funding Accounts, the determination, recognition and classification of any such item will be the same as its determination, recognition and classification for federal income tax purposes (including any method of depletion, depreciation, cost recovery or amortization used for this purpose); provided, however, that:

                  (i) In accordance with the requirements of the Section 704(b) Regulations, any deductions for depreciation, cost recovery, or amortization attributable to a Contributed Property will be determined as if the adjusted basis of such Contributed Property on the date it was acquired by the Trust was equal to the Agreed Value of such Contributed Property. Upon an adjustment pursuant to Section 6.1(d) to the Carrying Value of any Asset subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such Asset will be determined as if the adjusted basis of such Asset was equal to the Carrying Value of such Asset immediately following such adjustment.

                  (ii) In lieu of any other deduction or allowance for depletion, each Holder's Funding Account will be reduced by such Holder's Book Depletion in respect of each Depletable Property.

                  (iii) Any income, gain or loss attributable to the taxable Transfer of any Asset (other than the Louisiana Assets and other than Depletable Property) or the LLC Interest will be determined by the Trust as if the adjusted basis of such Asset or the LLC Interest as of such date of Transfer was equal in amount to the Trust's Carrying Value with respect to such Asset or the LLC Interest as of such date.

                  (iv) Any fees and other expenses incurred by the Trust to promote the sale of (or to sell) a Trust Interest that can neither be deducted nor amortized under Section 709 of the Code will, for purposes of Funding Account maintenance, be treated as an item of deduction and will be allocated among the Holders pursuant to Section 6.2.

                  (v) Except as otherwise provided in Treasury Regulation 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction will be made without regard to any election under
         Section 754 of the Code that may be made by the Trust and, as to those items described in Section 705(a)(1)(B) or Section 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalizable for federal income tax purposes.

         (c) A Transferee of a Trust Interest will succeed to the Funding Account relating to the Trust Interest Transferred; provided, however, if the Transfer causes a Tax Termination of the Trust, the Assets (other than the Louisiana Assets) and the LLC Interest will be deemed to have been distributed in liquidation of the Trust to the Holders (including the Transferee of a Trust Interest) pursuant to Section 10.2 and deemed recontributed by such Holders and Transferees in reconstitution of the Trust. The Funding Accounts of such reconstituted Trust will be maintained in accordance with the principles of this Section 6.1.

         (d)      (i)  In accordance with the provisions of Treasury Regulation
Section 1.704-1(b)(2)(iv)(f)(5)(i), upon a Holder's contribution to the Trust of non-de minimis cash or properties in exchange for an interest in the Trust, the Funding Accounts of all Holders and the Carrying Values of all Assets (other than the Louisiana Assets) and the LLC Interest will, immediately prior to such contribution, be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each such Asset and the LLC Interest , as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such Asset and the LLC Interest, immediately prior to such contribution, and had been allocated to the Holders at such time pursuant to
Section 6.2. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of the Assets (other than the Louisiana Assets) and the LLC Interest as of any date of determination will be determined by the Managing Trustee, with the written consent of the Series A Supermajority Interest, using such reasonable methods of valuation as it may adopt.

                  (ii) In accordance with Treasury Regulation Section 1.704(b)(2)(iv)(f)(5)(ii), immediately prior to the liquidation of the Trust (including a deemed liquidation resulting from a Tax Termination of the Trust) or a non-de minimis distribution of money or property, the Funding Accounts of all Holders and the Carrying Values of all Assets (other than the Louisiana Assets) and the LLC Interest will, immediately prior to any such distribution or liquidation, be adjusted (consistent with the provisions hereof) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each Asset (other than the Louisiana Assets) and the LLC Interest not sold (as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each Asset (other than the Louisiana Assets) or the LLC Interest, immediately prior to such distribution, and had been allocated to the Holders, at such time, pursuant to Section 6.2). In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of Trust properties as of any date of determination will be determined by the Managing Trustee, with the written consent of the Series A Supermajority Interest, using such reasonable methods of valuation as it may adopt.

         (e) Except to the extent necessary to comply with Section 7.9, upon liquidation and termination of the Trust as provided under Section 10.2, no Holder shall have any obligation to restore any deficit in its Funding Account.

         6.2      ALLOCATIONS FOR FUNDING ACCOUNT PURPOSES.

         (a)      Allocation of Deduction and Loss.   Except as provided in
paragraphs (i), (ii) (iii) and (iv) below, all Trust items of deduction and loss (which items shall include production taxes, marketing costs, operating expenses, certain capital expenditures, intangible drilling and development costs, transaction expenses, interest expense and allowable depreciation, cost recovery and amortization), shall be allocated to the Holders, pro rata, in accordance with their applicable Sharing Ratios.

                  (i) All Trust items of deduction and loss attributable to the Reimbursed Transaction Expenses shall be allocated and charged 100% to the Series A Holders.

                  (ii) All Trust items of deduction and loss attributable to Additional Recompletions shall be allocated to the Holders in accordance with their Post-Payout Sharing Ratios without regard to whether or not Payout has occurred.

                  (iii) All Trust items of deduction and loss attributable to the Additional Properties shall be allocated to the Holders in accordance with their Pre-Payout Sharing Ratios without regard to whether or not Payout has occurred.

                  (iv) All Trust items of deduction and loss attributable to any Excess Transaction Expenses shall be allocated and charged to the Holders in accordance with the ratio of their respective Funding Transfers made to the Trust to fund such Excess Transaction Expenses.


         (b) Allocation of Income and Gain. All Trust items of income and gain (which shall include income recognized by the Trust pursuant to the Assignments, income from the sale of Oil and Gas, gain recognized from the Transfer of Trust assets and interest income) shall be allocated and credited to the Holders as follows:

                  (i) All net amounts realized (i.e., amounts realized less costs and expenses of Transfer) resulting from the Transfer of a Depletable Property shall be allocated to the Holders, pro rata, in proportion to each such Holder's Book Basis in such property up to an amount equal to the aggregate Book Bases of all Holders in such property at the time of such sale. Any amount realized from any such sale or disposition that exceeds the aggregate Book Bases of all Holders in such property shall be allocated to the Holders in a manner to cause, to the maximum extent possible, the total amount realized allocated to each Holder under this Section 6.2(b)(i) to equal such Holder's Sharing Ratio of the proceeds from the Transfer of such Depletable Property.

                  (ii) All gross income attributable to the sales of Oil and Gas derived from Additional Recompletions shall be allocated to the Holders in accordance with their Post-Payout Sharing Ratios without regard to whether or not Payout has occurred.

                  (iii) All gross income attributable to the sales of Oil and Gas derived from Additional Properties shall be allocated to the Holders in accordance with their Pre-Payout Sharing Ratios without regard to whether or not Payout has occurred.

                  (iv) All other items of income of the Trust not specifically allocated above shall be allocated to the Holders, pro rata, in accordance with their applicable Sharing Ratios, provided, however, if a Holder makes a Funding Transfer required by clauses (y) or (z) of Section 6.5(b), all items of gross income derived from the sale of Oil and Gas (including items of gross income allocated in clauses (ii) and (iii) above) otherwise allocable to such Holder shall instead be allocated to the other Holders in accordance with their respective Sharing Ratios until the total amount of such gross income reallocated to such other Holders equals the amount of the Funding Transfer.

         (c)      Special Allocations.

                  (i) Notwithstanding any other provision in this Agreement, no Holder shall be allocated any net loss for any fiscal year if the result of such allocation would be to cause or increase a deficit in such Holder's Adjusted Funding Account as of the end of such fiscal year; however, to the extent that any Series A Holder would have an Adjusted Funding Account deficit, such losses or expenses instead shall be allocated to the Series B Holder. To the extent that any Holders unexpectedly receive an adjustment, allocation or distribution described in Treasury Regulation 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit Adjusted Funding Account such Holders will be allocated items of Trust income and gain in proportion to their deficit Adjusted Funding Accounts, to eliminate such deficit as quickly as possible.

                  (ii) It is the intention of the Holders that the allocations described in this Section 6.2(a), (b) and (c) comply with the requirements of Treasury Regulation Sections 1.704-1 and 1.704-2. To the extent any changes to these allocations are required by the applicable Treasury Regulations with respect to such items, the Series B Holder may make such changes with the written consent of the Majority Interest.

         (d) Curative Allocation. The allocations required under Section 6.2(c) will be taken into account in making the other allocations under Sections 6.2(a) and (b) so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Holder pursuant to the allocations required under Section 6.2(c) and the allocations under Sections 6.2(a) and (b), together, will be equal to the net amount of such items that would have been allocated to each such Holder under Sections 6.2(a) and (b) if the allocations required under this Section 6.2(d) had not been made.

         (e) Book Basis; Book Depletion. For purposes of computing Book Depletion, the initial Book Basis in each Depletable Property will be allocated to each Holder in a manner that corresponds to the manner in which the adjusted tax basis in each Depletable Property is allocated to the Holders in Section 6.3(b). The deduction for Book Depletion with respect to each Depletable Property for purposes of maintaining Funding Accounts will, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(3), be computed for Funding Account maintenance purposes at the Holder level. For convenience of the Holders, the Managing Trustee shall compute Book Depletion amounts for the Holders, and maintain accounts reflecting each Holder's Book Basis, and cumulative Book Depletion thereon, in each Depletable Property. For purposes of such computation, the Managing Trustee shall utilize (i) such Holder's Book Basis in each Depletable Property, as theretofore adjusted, (ii) cost depletion (unless percentage depletion produces a greater Book Depletion deduction) and (iii) a computation method for cost depletion (if applicable) under which the Book Depletion for any period bears the same relationship to the Holder's remaining Book Basis as the Holder's depletion deduction computed for tax purposes with respect to such Depletable Property for such period bears to the Holder's remaining allocated share of the adjusted tax basis of such Depletable Property. The Managing Trustee shall make downward adjustments to each Holder's Funding Account for the Book Depletion computed for each Holder by the Managing Trustee as described in this Section 6.2(e); provided that the aggregate adjustments to the Funding Account of a Holder for Book Depletion with respect to a Depletable Property shall not exceed the Book Basis allocated to such Holder with respect to such Depletable Property. Upon the taxable disposition of a Depletable Property by the Trust, the Funding Account of each Holder shall be adjusted upward by the amount of any excess of such Holder's allocable share of the total amount realized (allocated to such Holder under Section 6.2(b)(i)) from the disposition of such Depletable Property over such Holder's remaining Book Basis in such Depletable Property. If there is no such excess, the Funding Account of such Holder shall be adjusted downward by the amount of any excess of such Holder's remaining Book Basis in such Depletable Property over such Holder's allocable share of the total amount realized (allocated to such Holder under Section 6.2(b)(i)) from the disposition thereof. The Holders intend the foregoing to constitute an agreement to adjust the Holders' Funding Accounts for actual depletion as provided in Treasury Regulations Sections 1.704-1(b)(2)(iv)(k)(3), (4), and the provisions of this Section 6.2(e) shall be interpreted consistently with such intent.

         6.3      INCOME TAX ALLOCATIONS.   (a) Except as otherwise provided
within this Section 6.3, for federal, state and local income tax purposes each item of income, gain, deduction and loss of the Trust shall be allocated to the Holders in the same manner as the correlative item computed for purposes of the Funding Accounts is allocated and credited or debited pursuant to Sections 6.2(a) and 6.2(b). Section 29 Tax Credits allowable for federal income tax purposes shall be allocated to the Holders in the same manner as the gross income from the sale of Gas Production giving rise to such credits is allocated.

         (b) For purposes of Section 613A(c)(7)(D) of the Code, the Trust's initial adjusted basis in each Depletable Property will be allocated among the Holders in accordance with the following principles:

                  (i) in the case of a Depletable Property acquired in whole or in part by the Trust with funds contributed by the Holders, to the Holders in proportion to the manner in which such Holders contributed the funds;

                  (ii) in the case of a Depletable Property (whether or not such Depletable Property constitutes a Contributed Property) contributed in whole or in part to the Trust as a Funding Transfer, to the Holder contributing such Depletable Property; and

                  (iii) in all other cases, to the Holders, pro rata, in accordance with their Sharing Ratios at the time the Depletable Property is acquired.

         (c) As required by Section 613A(c)(7)(D) of the Code, depletion and gain or loss on the Transfer of each Depletable Property shall be determined separately by the Holders rather than by the Trust. For the convenience of the Holders and subject to Section 6.3(g), the Managing Trustee shall compute depletion, and gain or loss, with respect to each Depletable Property, for the Holders. The Holders agree that, for purposes of such computations and each Holder's tax reporting , cost depletion shall be determined in such a manner as to cause each Holder's allocated adjusted basis in each Depletable Property to be recovered ratably with such Holder's relative participation in the production revenue from the Depletable Property over its productive life.

         (d) The amount realized for income tax purposes on the Transfer of each Depletable Property shall be allocated to the Holders in proportion to each Holder's respective share of the amount realized from the Transfer of such Depletable Property provided for in Section 6.2(b).

         (e) For the convenience of the Holders, the Managing Trustee shall separately keep records of each Holder's share of the adjusted basis in each separate Depletable Property, adjust such share of the adjusted basis for any cost or percentage depletion allowable to the Holder with respect to such Depletable Property and use such adjusted basis in the computation of such Holder's gain or loss on the disposition of such Depletable Property by the Trust. Upon the request of a Series A Holder, the Managing Trustee shall advise the Series A Holder of its adjusted basis in each separate Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this Section 6.3.

         (f) All Recapture Income resulting from the Transfer of Assets (other than a Depletable Property) shall be allocated between the Holders in the ratio in which the deductions giving rise to such recapture were allocated, but each Holder shall be allocated recapture only to the extent that such Holder is allocated any gain from the Transfer of such Asset. The balance of such recapture, if any, shall be allocated to each Holder whose share of gain exceeds its share of Recapture Income, pro rata, in proportion to each such Holder's share of excess gain.

         (g) The Holders recognize that, with respect to a Contributed Property and an Adjusted Property, there may be a difference between the Agreed Value or Carrying Value, as the case may be, of such Contributed Property or Adjusted Property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such Contributed Property or Adjusted Property at the time. In the case of such Contributed

Property or Adjusted Property, other than a Depletable Property, all items of tax depreciation, cost recovery, amortization, gain or loss with respect to such Contributed Properties and Adjusted Properties will be allocated among the Holders to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties in accordance with the provisions of Section 704(c) of the Code and the Treasury Regulations.

         (h) Allocations under this Section 6.3 are made solely for federal, state and local income tax purposes and shall not affect any Holder's Funding Account.

         6.4 TRANSFERS OF TRUST INTERESTS. All items of income, gain, loss, deduction, and credit allocable to any Trust Interest that may have been Transferred will be allocated between the Holder making the Transfer and the Transferee based upon that portion of the particular calendar year during which each was recognized as owning such Trust Interest, without regard to the results of Trust operations during any particular portion of the calendar year and without regard to whether cash distributions were made to the Holder making the Transfer or the Transferee during such calendar year; provided, however, that the Trust in all events shall allocate such items in accordance with a method permissible under Section 706 of the Code and the Treasury Regulations promulgated thereunder.

         6.5 DISTRIBUTIONS. (a) Except as provided in Section 10.2, not less than once each calendar month (commencing the first full calendar month following commencement of the Trust), all cash funds of the Trust (including all investments made by, or on behalf of, the Trust), other than (i) such amounts as may be necessary to repay the remaining balance, if any, of principal and interest on Working Capital Loans, (ii) such amounts as the Managing Trustee may elect, from and after Payout, to set aside to fund a reasonable reserve for plugging and abandonment liabilities, and (iii) such additional amounts as may be approved by the Series A Majority Interest in writing, remaining after payment by the Trust of all costs, expenses, obligations and liabilities then due which have been incurred in accordance with the terms of this Agreement, shall be distributed to the Holders. All such cash funds of the Trust shall be distributed to the Holders in accordance with their applicable Sharing Ratios at the time of distribution; provided, however, that (x) all cash funds of the Trust contributed under Section 6.5(b) shall be distributed to the Holders (other than the Holders that contributed such funds) in accordance with their relative Pre-Payout or Post-Payout Sharing Ratios, as applicable, (y) all cash funds of the Trust that are attributable to Additional Properties shall be distributed to the Holders in accordance with their applicable Pre-Payout Sharing Ratios (regardless of whether Payout has occurred), and (z) all cash funds of the Trust that are attributable to Additional Recompletions shall be distributed to the Holders in accordance with their applicable Post-Payout Sharing Ratios (regardless of whether Payout has occurred).

         (b)      (i)     If it is determined (as a result of (x) a Final
Determination, (y) a correction of a previous approximation of Payout, as described in the definition of Series A Holder's After-Tax Cash Flow, or (z) a correction of any other computational error) that Payout actually occurs on a date other than that previously determined by the Managing Trustee, then (A) if any Series B Holder received excess distributions because the Managing

Trustee did not correctly determine Payout, then such Series B Holder will have an unconditional obligation to make an additional cash Funding Transfer in an amount equal to the sum of (i) 98.89% of the aggregate amount of distributions that were actually made during the period in which the Managing Trustee did not correctly determine Payout, plus (ii) to the extent that the Series A Holders are unable to claim Section 29 Tax Credits that they otherwise would have been entitled to claim if not for an event described in clause (y) or (z) above, the sum of (I) the amount of such Section 29 Tax Credits, as determined under clause (d) of the definition of Series A Holder's After-Tax Cash Flow if Payout were determined correctly, plus (II) a gross-up amount in respect of the additional taxable income allocated to the Series A Holders in respect of such amount for taxes pursuant to the proviso in Section 6.2(b)(iv), determined using the same methodology as is used in Section 9.5 concerning the indemnity payments, plus (iii) interest computed thereon at a rate equal to 14.09% per annum from the date each such excess distribution was paid to the date the corresponding Funding Transfer is made, and (B) if the Series A Holders received excess distributions because the Managing Trustee did not correctly determine Payout, then the Series A Holders will have an unconditional obligation to make an additional cash Funding Transfer in an amount equal to the sum of (I) 89.89% of the aggregate amount of distributions that were actually made during the period in which the Managing Trustee did not correctly determine Payout plus (II) interest computed thereon at a rate equal to 14.09% per annum from the date each such excess distribution was paid to the date the corresponding Funding Transfer is made.

                  (ii) If the IRS proposes an administrative adjustment to the tax returns of the Trust that, if ultimately sustained in a Final Determination would affect the Series A Holders' After-Tax Cash Flow and thereby delay Payout beyond the date on which Payout otherwise has occurred or is estimated to occur, the amount necessary to satisfy the Series B Holders' obligation to make additional Funding Transfers of the type described in
Section 6.5(b)(i) shall be mutually agreed upon by the Series B Majority Interest and the Series A Majority Interest (each acting reasonably) based upon all relevant considerations, including the likelihood that such administrative adjustment will result in such a Final Determination adverse to the Trust and the Holders, and the Series B Holders shall furnish the Trust with either (A) credit enhancements, reasonably satisfactory to the Series A Majority Interest, in support of such agreed upon obligation or (B) an opinion of Series B Holder's tax counsel to the effect that such administrative adjustment will not be sustained. Any credit enhancements which would otherwise be required under this Section 6.5(b)(ii), shall not be required if the Guaranty is in full force and effect with respect to the obligations of the Series B Holders under this
Section 6.5(b)(ii), Seagull's senior unsecured debt is rated not lower than BB+ by S&P, and the obligations of the Series B Holders under this Section 6.5(b)(ii) are not junior in right of payment to the payment of the indebtedness under the principal revolving credit facility of Seagull.

         (c) The distributions described in Section 6.5(a) will be payable by wire transfer in immediately-available funds to the registered owner of each applicable Certificate as of the close of business on the business day immediately preceding the applicable date of distribution at an account specified by such Holder prior to such date of payment.

         (d) The distributions described in Section 6.5(a) shall be made only from the income and proceeds from the Trust Estate and only to the extent that there shall be sufficient income or proceeds from the Trust Estate to enable the Managing Trustee to make payments in accordance with the terms hereof. Each Holder by its acceptance of Certificates, agrees that it will look solely to the income and proceeds from the Trust Estate to the extent available for distribution to it as herein provided and that the Managing Trustee is not personally liable to any Holder for any amount distributable in respect of any Certificates or for any other liability in respect of any Certificates; provided, however, that this Section 6.5(d) does not limit the liability of the Managing Trustee, Series B Holder or Depositor expressly set forth elsewhere in this Agreement or the Assignments.

                                   ARTICLE 7
                                   MANAGEMENT

         7.1      MANAGEMENT.

         (a) Managing Trustee. The Series B Holder is hereby appointed as the Managing Trustee of the Trust. Except as provided in Section 7.5 or otherwise as expressly provided herein, and subject to Sections 7.2 and 7.3 with respect to the matters described therein, the Managing Trustee shall conduct, direct and exercise control over all activities of the Trust and shall have full power and authority on behalf of the Trust to manage and administer the business and affairs of the Trust and to do or cause to be done any and all acts considered by the Managing Trustee to be necessary or appropriate to conduct the business of the Trust, including the authority to bind the Trust in making contracts and incurring obligations in the Trust's name in the course of the Trust's business, without obtaining the consent of the other Holders. Without limiting the generality of the foregoing and subject to Section 7.5, the Managing Trustee's power and authority shall include the power and authority:

                  (i) To purchase and otherwise acquire real or personal property of every nature considered necessary or appropriate to carry on and conduct the business of the Trust for such consideration and on such terms as the Managing Trustee considers necessary or appropriate;

                  (ii) To borrow funds as the Managing Trustee considers necessary or appropriate;

                  (iii) To maintain, operate, Rework, Recomplete, manage and defend the Properties; to test, plug and abandon or complete and equip, Rework and Recomplete the Wells for the production of Oil and Gas; to contract with third parties for such purposes; and to do any and all other things considered necessary or appropriate by the Managing Trustee to carry out the terms and provisions of this Agreement;

                  (iv) To enter into and execute necessary operating agreements, pooling and unitization agreements, gas processing agreements and any other applicable agreements customarily employed in the Oil and Gas industry in connection with the acquisition, sale, management or operation of Oil and Gas properties, agreements as to rights-of-way and any and all other instruments or documents considered by the Managing Trustee to be necessary or appropriate to carry on and conduct the business of the Trust, for such consideration and on such terms as the Managing Trustee may determine necessary or appropriate;

                  (v) To sell the Trust's production and to execute necessary gas sales contracts, casinghead gas contracts, transfer orders, division orders or any other applicable instruments in connection with the sale of the Trust's production in accordance with
         Section 7.4;

                  (vi) To enter into Swap Agreements (including the Initial Swap Agreements and other Swap Agreements), and to execute Swaps thereunder, subject to the counterparty credit quality requirement in
         Section 2.8(b)(i)(C)(II);

                  (vii) To Transfer, for such consideration and upon such terms and conditions as the Managing Trustee considers necessary or appropriate, all or any part of the Trust assets, any interest therein, or any interest payable therefrom, and in connection therewith to execute and deliver such deeds, assignments and conveyances containing such warranties as the Managing Trustee may consider necessary and appropriate;

                  (viii) To purchase, lease, rent or otherwise acquire or obtain the use of facilities, machinery, equipment, tools, materials and all other kinds and types of real or personal property that may in any way be considered necessary or appropriate in connection with carrying on the business of the Trust for such consideration and on such terms as the Managing Trustee considers necessary or appropriate;

                  (ix) To pay delay rentals, bonus payments, royalties, production payments, overriding royalties, shut-in gas royalty payments, all applicable taxes (other than income taxes) and any other amounts considered by the Managing Trustee to be necessary or appropriate to the maintenance or operation of the Properties for such consideration and on such terms as the Managing Trustee considers necessary or appropriate;

                  (x) To make and enter into such agreements and contracts with such parties and to give such receipts, releases and discharges with respect to any and all of the foregoing and any matters incident thereto as the Managing Trustee may consider necessary or appropriate for such consideration and on such terms as the Managing Trustee considers necessary or appropriate;

                  (xi) To sue and be sued, complain, defend and settle in the name of and on behalf of the Trust as the Managing Trustee considers necessary or appropriate;

                  (xii) To quitclaim, surrender, release or abandon any Trust asset that is not a material asset, with or without consideration therefor as the Managing Trustee considers necessary or appropriate;

                  (xiii) To execute and deliver all checks, drafts, endorsements and other orders for the payment of Trust funds as the Managing Trustee considers necessary or appropriate;

                  (xiv) To appear and to represent the Trust before any Governmental Authority and to make all filings before such Governmental Authority as the Managing Trustee considers necessary or appropriate;

                  (xv) To elect to go "non-consent" under any Operating Agreement applicable to any Wells or to elect to pay the costs and expenses of any non-consenting party under any such Operating Agreement as the Managing Trustee considers necessary or appropriate;

                  (xvi) To take such other action, execute and deliver such other documents and perform such other acts as the Managing Trustee may consider necessary or appropriate to carry out the business and affairs of the Trust in accordance with this Agreement;

                  (xvii) To propose or agree to a proposal to plug and abandon a Well, provided the Managing Trustee considers it necessary or appropriate that such Well be plugged and abandoned;

                  (xviii)         To delegate power and authority to operate
         the Properties to the operators thereof pursuant to the Operating Agreements, including to the applicable Operator Affiliates pursuant to, and to the extent contemplated in, the New Operating Agreements; and

                  (xix) To exercise all rights of the Trust as the owner of the LLC Interest.

         (b) Required Vote or Approval. Unless otherwise provided in this Agreement, the consent of the Series B Majority Interest and the Series A Supermajority Interest is required to constitute the approval by, or the authorization of, any action by or on behalf of the Trust that requires a vote, consent, approval or action of or an election by the Holders, except for actions that may be taken hereunder by the Managing Trustee without the vote, consent, approval, action of or election by any Holder. Such vote may be taken at a meeting of the Holders in accordance with the provisions of this Agreement or by a consent executed by the requisite Holders. Whenever the consent, vote or approval of the Holders is required for any action, except for any action that may be taken by the Managing Trustee without the consent, vote or approval of the Holders, written notice of the proposed action shall be sent to each Holder.

         7.2      STANDARD OF CARE; CONFLICTS.

         (a) In carrying out its duties hereunder, the Managing Trustee shall act in good faith in a manner believed by it to be in the best interests of the Trust; provided, however, that the Managing Trustee will only be liable to the Trust and the Holders for actions that constitute (i) gross negligence, willful misconduct, or fraud of the Managing Trustee (or the Series B Holder or any Operator Affiliate, if such Person is Affiliated with the Managing Trustee at such time), (ii) the inaccuracy, breach or failure of any representation, warranty or covenant made by the Managing Trustee or the Series B Holder in this Agreement or any other agreement contemplated hereby or by an Operator Affiliate under an Assignment or Operating Agreement, or (iii) a matter for which the Managing Trustee is required to Indemnify the Trust and the Series A Holders pursuant to Section 9.1 or 9.2.

         (b) The Managing Trustee may consult with legal counsel, accountants, appraisers, petroleum engineers, management consultants, investment bankers, and other consultants and advisers selected by it. The opinion of any such Person as to matters that the Managing Trustee believes to be within such Person's professional or expert competence will be full and complete authorization and protection in respect of any action taken or suffered or omitted by the Managing Trustee in good faith and in accordance with such opinion.

         (c) The Managing Trustee shall devote such time and effort to the Trust business and operations as is necessary to promote the interests of the Trust; provided, however, the Managing Trustee need not devote full time to Trust business.

         (d) The Managing Trustee at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Trust, with no obligation to offer to the Trust or any Series A Holder the right to participate in those activities.

         (e) The Trust may transact business with any Holder or Affiliate of a Holder, provided the terms of transactions with the Managing Trustee or an Affiliate thereof are no less favorable than those the Trust could obtain from responsible unrelated third parties.

         (f) The Series A Holders hereby direct, approve of, and ratify, the execution, delivery and performance by the Trust of (i) the Initial Swap Agreements and Initial Swaps as assigned by Seagull to the Trust, (ii) the Assignments, (iii) the New Operating Agreements, and (iv) the LLC Agreement.

         7.3      OPERATING AGREEMENTS; OPERATING STANDARD.

         (a) With respect to all Properties operated by an Operator Affiliate on the Effective Date for which there is not an existing Operating Agreement, the Managing Trustee shall cause the Trust to enter into Operating Agreements with the applicable Operator Affiliates in substantially the form of
Exhibit 7.3 (the "New Operating Agreements"). With respect to all Properties operated by an Operator Affiliate on the Effective Date for which there is an existing Operating Agreement, such Operator Affiliate shall continue to operate such Properties in accordance with and subject to such Operating Agreement that may give other working interest owners who are a party to such Operating Agreement the right to remove the Operator Affiliate as operator. Notwithstanding the foregoing, the Managing Trustee, unless it determines in good faith that it is in the Trust's best interests to allow a third party to operate any Property, shall use all commercially reasonable efforts to keep the Operator Affiliate as operator of such Properties (provided, that the exercise of such commercially reasonable efforts shall not require the Managing Trustee or the Operator Affiliates to pay any amounts in excess of expenses the Managing Trustee in good faith deems reasonable and necessary to cause the Operator Affiliates to operate the Properties or agree to the modification of any Operating Agreement or other related agreements). The Managing Trustee may not allow any Operator Affiliate to voluntarily resign as operator of any Property (unless operatorship is immediately assumed by another Operator Affiliate) without the prior written consent of the Series A Majority Interest. The Properties operated by the Operator Affiliates are referred to as the "Operated Properties" and the other Properties are referred to as the "Non-Operated Properties."

         (b) The Managing Trustee shall cause the Operator Affiliates to manage and operate the Operated Properties as would a reasonable prudent operator (which may currently benefit from Section 29 Tax Credits) owning such Properties, in a good and workmanlike manner, in accordance with good oil field practices recognized under the reasonable prudent operator standard, and in compliance in all material respects with applicable Laws, with due regard for the common rights and mutual advantages of all Holders (and not only those rights and advantages of the Managing Trustee or any Operator Affiliate in its individual capacity) recognizing that the primary purpose of the Trust is the production and sale of Oil and Gas from the Properties. The standard set forth in the preceding sentence is referred to herein as the "Prudent Operator Standard." In accordance with the Prudent Operator Standard, the Managing Trustee shall, as to the Operated Properties, cause the Operator Affiliates to
(i) operate, manage, repair, maintain, Rework, Recomplete and plug and abandon the Properties as necessary to (A) produce Oil and Gas from the Properties to the extent of the Managing Trustee's obligation to sell the Trust's production under Section 7.4, in each case having due regard for the interests of each Holder, and (B) comply in all material respects with all applicable Laws relating to the Operated Properties, (ii) install or cause to be installed, or utilize, such separation, dehydration, compression, treatment, measurement, transportation, water disposal and other facilities as may be reasonably necessary and economically justified (taking into account Section 29 Tax Credits) to market the Oil and Gas produced from the Properties under the standard described in clause (i)(A) above, (iii) seek such favorable action before regulatory agencies as may be reasonably necessary for the prudent management and operation of the Operated Properties and to produce Oil and Gas from the Properties under the standard described in clause (i)(A) above and
(iv) pay, subject to Section 7.3(f), (at the expense of the Trust and any other working interest owners) all expenses incurred in the operation of the Operated Properties and keep the Operated Properties free from material liens and encumbrances, except Permitted Encumbrances.

         (c) The Managing Trustee shall in good faith make reasonable efforts to require the respective operators of the Non-Operated Properties (i) to operate the same in a good and workmanlike manner in accordance with all Laws of any Governmental Authorities having jurisdiction to regulate the manner in which the operation of said Properties should be carried on and (ii) to comply in all material respects with the terms and conditions of any Leases to which the Non-Operated Properties are subject and the applicable Operating Agreements, subject to the approval rights of other working interest owners relating to those Non-Operated Properties.

         (d) To the extent the aggregate production allowables, transportation capabilities or market demand for a given unit, communitized area or field, for any period, are less than the capabilities of all wells (including both the Wells and other wells, whether or not owned in whole or part by the Depositor or any Operator Affiliate and whether such wells exist at the Effective Date or are thereafter drilled or completed), the Managing Trustee will in good faith, to the extent such action is within the Managing Trustee's control (or the control of the Operator Affiliates)), allocate to the Wells a pro rata share of the available allowables, transportation capabilities or market demand within such unit, communitized area or field. The pro rata share for the Wells will be calculated based upon the ratio of such applicable Wells' most recent deliverability tests required or provided for by the appropriate commission or agency having jurisdiction over the production of oil and gas to the aggregate of the deliverability tests of all wells within the applicable unit, communitized area or field. Such allocation, to the extent effected by the Managing Trustee or an Operator Affiliate, shall be deemed to be in compliance with the Prudent Operator Standard described in this Section 7.3.

         (e) In the event of any differences between the obligations of the Managing Trustee under the other subsections of this Section 7.3 and the obligations of the Managing Trustee or Operator Affiliates (i) to other working interest or royalty owners of the Properties under the terms of the Leases and Contracts or which constitute Permitted Encumbrances of the type described in clauses (i) and (j) of the definition thereof, or (ii) to other working interest owners or royalty owners in other lands covered by such Leases, Contracts and Permitted Encumbrances of the type described in clauses (i) and
(j) of the definition thereof, then the Managing Trustee shall use, and shall cause such Operator Affiliate to use, all commercially reasonable efforts to adhere to the Prudent Operator Standard; provided, however, that the obligations of the Managing Trustee under this Section 7.3 shall not require the Managing Trustee or Operator Affiliate to breach its obligations, (iii) to other working interest or royalty owners of the Properties under the terms of the Leases and Contracts or which constitute Permitted Encumbrances of the type described in clauses (i) and (j) of the definition thereof, or (iv) to other working interest or royalty owners in other lands covered by such Leases and Contracts, or to discriminate against their production from existing wells or wells subsequently drilled by or with the participation of the Depositor or its Affiliates (including the Operator Affiliates) adjacent to or in the vicinity of the Operated Properties.

         (f) The Managing Trustee shall not permit any Operator Affiliates to charge the Trust for any overhead costs incurred by the Operator Affiliates in operating the Operated

Properties, including any costs described in Part III of Exhibit C to the New Operating Agreements.

         (g) The Managing Trustee shall cause the Louisiana Assets to be managed by the LLC in the same manner as if the Louisiana Assets were owned directly by the Trust.

         (h) The Managing Trustee shall use all reasonable efforts to obtain the consents and approvals required pursuant to the Contracts set forth on Exhibit 3.1(b) as soon as practicable after the Effective Date and in any event within sixty days after the Effective Date.

         7.4 SALE OF PRODUCTION. (a) The Managing Trustee, SMSI or an Affiliate of the Managing Trustee (approved by the Series A Majority Interest) shall in good faith make all commercially reasonable efforts to cause the Trust
(i) to sell all of the Trust's production that is marketable in paying quantities (taking into account Section 29 Tax Credits), (ii) not to sell any of the Trust's production to any Person related to the Managing Trustee, the Trust, or a Person identified to the Managing Trustee by any Series A Holder as related to such Holder, in each case as the term "related to" is used in
Section 29(d)(7) of the Code, (iii) not to discriminate, except to the extent that it is normal business practice, against the Trust's production in favor of any other production the Managing Trustee or any Affiliate thereof may be selling for its account or for the account of other parties, and (iv) not to voluntarily limit, curtail or shut-in any of the Trust's production for reason of dissatisfaction with the realizable sales price of such production (after taking into account Section 29 Tax Credits). Exhibit 7.4 is a listing prepared by FC Energy, which has an initial Pre-Payout Sharing Ratio greater than 50%, of Persons "related to" such Series A Holder as of the date of this Agreement. FC Energy agrees that, for so long as it has a Pre-Payout Sharing Ratio greater than 50%, it will not, and will not permit its Affiliates to, purchase any of the Trust's production.

         (b) Notwithstanding Section 7.4(a), the Managing Trustee (and, indirectly, the Operator Affiliates) will have no obligation (i) to deny the right of other working interest owners of the Leases to make up production imbalances as expressly permitted in the gas balancing agreements that are included in the Contracts, (ii) to refrain from curtailing production for any reason (other than dissatisfaction with the realizable sales price of such production after taking into account Section 29 Tax Credits) consistent with good oil field practices, or (iii) to continue to operate and produce from any Well if, in the Managing Trustee's good faith judgment (or the good faith judgment of an Operator Affiliate), such continued operation would lead to a risk of breach of any applicable Laws, including Environmental Laws.

         7.5 RESTRICTIONS ON MANAGING TRUSTEE'S POWER AND AUTHORITY; NEGATIVE COVENANTS.

         (a) Notwithstanding any other provision of this Agreement to the contrary, the Managing Trustee may not cause or permit the Trust (or an Operator Affiliate on behalf of the Trust) to take any of the following actions without having first obtained the written consent of the Series A Majority Interest (or the Series A Supermajority Interest, in the case of the provisions that specifically refer to the consent of the Series A Supermajority Interest):

                  (i)     incur any Indebtedness other than that referred to in
         Section 5.5 without the written consent of the Series A Supermajority Interest);

                  (ii) Transfer (other than through abandonment) (A) any Well or (B) any material portion of the equipment used in generating production from the Properties, unless such equipment is determined by the Managing Trustee to be non-essential to the management or operation of the Properties (in accordance with the standards set forth in Section 7.3(b));

                  (iii) enter into or amend any gas sales contract that (A) either (x) has a term longer than five years, or (y) obligates the Trust to deliver more than 75% of the Trust's estimated annual production for any year covered by the contract (based on the Trust's most recent Reserve Report, with appropriate adjustments to reflect production from the date of such report to the date of such determination), and (B) obligates the Trust to warrant the production of specific quantities of Oil and Gas;

                  (iv) Encumber, or permit to be Encumbered, any of the Properties or other Trust assets, except for (A) Permitted Encumbrances and (B) Encumbrances granted from and after Payout to secure Working Capital Loans pursuant to Section 5.5;

                  (v) guarantee in the name or on behalf of the Trust the payment of money or the performance of any contract or other obligation of any Person other than the Trust;

                  (vi) cause the Trust to engage in any business or activity that is not within the purpose of the Trust, as set forth in Section 2.4, or to change such purpose without, in either case, the written consent of the Series A Supermajority Interest;

                  (vii) use the Trust's name, credit or property for other than Trust purposes without the written consent of the Series A Supermajority Interest;

                  (viii) loan any Trust funds to any Holder or any of their Affiliates;

                  (ix) merge or consolidate the Trust with any other Person without the written consent of the Series A Supermajority Interest;

                  (x) except as expressly provided or contemplated herein, take any action with respect to the assets or property of the Trust that benefits any Holder or an Affiliate thereof to the detriment of another Holder or the Trust (other than in accordance with Section 7.2(e) without the written consent of the Series A Supermajority Interest);

                  (xi) terminate voluntarily the Initial Swaps and thereby cause the Trust to become obligated to make a cash payment to the counterparties under the Initial Swap Agreements; or offset the Initial Swaps unless the effect of such Initial Swaps is substantially replaced through long-term, fixed-price gas sales contracts with consumers that have a senior unsecured credit rating of at least "BBB" (as determined by S&P);

                  (xii) confess a judgment against the Trust in connection with a threatened or pending legal action involving the payment by the Trust of more than $25,000;

                  (xiii) cause the Trust to, or to itself, commingle Trust funds with those of any other Person, after the Managing Trustee has deposited such Trust funds in a separate account of the Trust in accordance with Section 8.5;

                  (xiv) fail to cause the Trust to comply in all material respects with all applicable Laws, including Environmental Laws, or fail to cause the Trust to be qualified to transact business in any jurisdictions in which it is required to be so qualified;

                  (xv) fail to obtain and maintain insurance coverage for the Assets of the types and in the amounts customarily maintained by the Managing Trustee and its Affiliates for similar Oil and Gas properties, but in no event may the Managing Trustee fail (i) to obtain and maintain insurance against the types of risks set forth on
         Exhibit 7.5(a)(xv) in amounts at least equal to those set forth on such Exhibit, or (ii) to cause the Trust and each of the Holders to be named as "additional insureds" with respect to all liability coverage and the Trust to be named as "loss payee" with respect to all property coverages;

                  (xvi) file in any court pursuant to any statute of the United States or of any state a petition in bankruptcy or insolvency, file for reorganization or for the appointment of a receiver or a trustee of all or a material portion of the Trust's assets, or seek the appointment of a trustee, receiver or liquidator of any material portion of the Trust's assets;

                  (xvii) pay any fees to any Affiliate of the Managing Trustee for marketing the Trust's Oil and Gas;

                  (xviii) permit, or cause, the LLC to take any action with respect to the Louisiana Assets which could not be taken hereunder if the Louisiana Assets were owned directly by the Trust; or

                  (xix)   amend the LLC Agreement.

         (b) Notwithstanding any other provision of this Agreement to the contrary, if the Managing Trustee is not an Affiliate of Seagull, the Managing Trustee may not cause or permit the Trust to take any of the following actions without having first obtained the written consent of the Series B Majority Interest:

                  (i) any action described in Section 7.5(a)(i), other than loans for operational purposes (and not for the purpose of funding distributions) on commercially reasonable terms and conditions which do not exceed an aggregate principal amount outstanding at any time of $3,000,000;

                  (ii) any action described in Section 7.5(a)(ii) unless the Series B Holders have been offered the right to purchase such Well or equipment to be Transferred in accordance with the procedures in
         Section 4.3(b)(III) which would apply if such Transfer were of the Trust Interest of a Series A Holder;

                  (iii)   any action described in Sections 7.5(a)(iii), (v),
         (vi), (vii), (viii), (ix), (x), (xiii), (xvii), (xviii) or (xix);

                  (iv) any action described in Section 7.5(a)(iv) except to secure loans made pursuant to Section 7.5(b)(i);

                  (v) any action described in Section 7.5(a)(xii), unless no Funding Transfer is required from the Series B Holders to pay the judgment or settlement or to satisfy any obligations arising out of such judgment or settlement;

                  (vi) any action described in Section 7.5(a)(xiv), other than actions resulting from any failure by an Operator of the Properties to comply with Laws; or

                  (vii) any action described in Section 7.5(a)(xv), unless the Managing Trustee has used all commercially reasonable efforts to obtain the insurance required and to cause the Trust and the Holders to be named as "additional insureds" or "loss payees" as applicable.

         7.6 ENFORCEMENT OF TRUST RIGHTS UNDER THE ASSIGNMENTS, THE NEW OPERATING AGREEMENT AND THE GUARANTY. The Managing Trustee shall cause Mid-South and Midcon to take such further actions and to execute, acknowledge and deliver all such additional instruments as may be necessary to fully and effectively Transfer to the Trust and the LLC, the Assets Transferred or intended to be Transferred by the Assignments and will cause such Assignments and other documents and instruments to be recorded in the appropriate public records of the jurisdictions in which the Assets are located as may be necessary or reasonably requested by the Series A Majority Interest to fully effect and maintain the Trust's ownership of the Assets and the LLC's ownership of the Louisiana Assets. In addition as soon as reasonably practical after November 1, 1995, the Managing Trustee shall take all actions necessary to cause legal title to the Oklahoma Assets to be Transferred to the Trust and held in the name of the Trust. The Managing Trustee will investigate whether the Trust is entitled at any time to enforce its right to receive any amount payable under or in respect of the Assignments, the New Operating Agreements or the Guaranty and shall proceed in good faith and in the best interests of the Trust to enforce any such right that is available.

         7.7      REMOVAL OF MANAGING TRUSTEE.   The Managing Trustee will be
subject to removal as Managing Trustee by a vote of the Series A Supermajority Interest in the case of (a) gross negligence; (b) willful misconduct; (c) fraud; (d) the breach of a material covenant under this Agreement, if such breach remains uncured for a period of 30 days after the Managing Trustee is notified of such breach by any other Holder (or, if such breach is incapable of being cured within such 30-day period, the Managing Trustee fails promptly to commence curative efforts and diligently pursue them to completion and, in any event, shall have completed such cure within 180 days after the Managing Trustee is notified of such breach); (e) failure of the Managing Trustee to make an Indemnification payment to the Trust or the Series A Holders pursuant to Article 9 within 30 days after such Indemnification payment becomes due; or
(f) the Managing Trustee becoming Bankrupt. The running of the time periods in clauses (d) and (e) will be suspended during the pendency of any legal proceedings with respect to an alleged failure to make an Indemnification payment. If the Managing Trustee is so removed, the Series A Supermajority Interest shall elect a successor Managing Trustee from such Holders to succeed to all the rights, and to perform all of the obligations, of the Managing Trustee hereunder.

         7.8 INDEMNIFICATION. To the fullest extent permitted by Law, on written request by the Person Indemnified, the Trust shall Indemnify any Trustee and their respective officers, directors, agents and employees from and against all Claims any of them may incur as, or in performing the obligations of, a Trustee of the Trust, specifically including the Person Indemnified's sole, partial, or concurrent negligence, and on request by the Person Indemnified the Trust shall advance expenses associated with the defense of any related action; provided, however, that this Indemnity does not apply to actions of the Person Indemnified constituting (a) gross negligence, (b) willful misconduct, (c) fraud, (d) the inaccuracy, breach or failure in any material respect of any representation, warranty or covenant made by such Indemnified Person in this Agreement, the Assignments or the Operating Agreements, or (e) a matter for which the Managing Trustee is required to Indemnify the Trust and the Series A Holders pursuant to Section 9.1 or 9.2.

         7.9 PERSONAL LIABILITY. Pursuant to Section 3803(a) of the Act, each Holder agrees that it shall be personally liable to the creditors of the Trust for the debts, obligations, expenses and liabilities of the Trust. Each Holder agrees to indemnify each other Holder for any liability pursuant to the preceding sentence in excess of such Holder's proportionate share of any such liability, which shall be equal to the amount of such liability times the fraction (on the date such liability is payable) of such Holder's unreturned Funding Transfers over the total of all unreturned Funding Transfers.

         7.10 INFILL DRILLING. (a) Nothing in this Agreement shall restrict the right of the Depositor, any Series B Holder or any of their Affiliates to drill any well (an "Infill Well") after the Effective Date that could produce Oil and Gas reserves that could otherwise be produced from a Well, subject however to the other provisions of this Section 7.10.

         (b) At the time the Managing Trustee delivers to the Series A Holders each Reserve Report, it shall also deliver to them a report setting forth (i) the date on which it expects Payout to occur, based on the Series A Holders' After-Tax Cash Flow through the date of such Reserve Report and projected Series A Holders' After-Tax Cash Flow from the date of such Reserve Report, the latter being based on the information set forth in such Reserve Report the "Estimated Payout Date"), (ii) an estimate of the Series A Holders' after-tax rate of return through depletion of the Properties as calculated pursuant to Section 7.10(b)(i) on their initial Funding Transfers (exclusive of Excess Transaction Expenses) if Payout occurs on the Estimated Payout Date (the "After-Tax IRR") and (iii) a list of each of the Wells (an "Affected Well") that has been offset by an Infill Well (x) drilled after the Effective Date on an adjacent spacing unit, and (y) operated by the Depositor or an Affiliate of the Depositor.

         (c) If any Reserve Report furnished pursuant to Section 8.4 hereof shows that there has been a net cumulative downward adjustment in proved reserves from Affected Wells since January 1, 1996 in excess of 500 MMcf of gas equivalent (adjusted for actual production since such date), then the Managing Trustee shall cause the Petroleum Engineer to prepare a report (an "Infill Report"), as of January 1 of such year (the "Infill Report Date"), concerning each Affected Well including the following information:

                          (i) the amount, if any, determined by the Petroleum Engineer with a reasonable degree of certainty based on customary petroleum engineering standards and practices by which the Trust's interest in production from proved reserves from each Affected Well has been, and is reasonably likely to be, decreased as a direct result of drainage from the applicable Infill Well ("Lost Production"), calculated separately for each of the following periods: (A) the period from the date such Infill Well was drilled to the Estimated Payout Date ("Pre-Payout Lost Production"), and (B) the period from the Estimated Payout Date to the date on which it is anticipated that the Affected Well will be abandoned (based on the most recent Reserve Report) ("Post-Payout Lost Production");

                          (ii) the value, as of the Estimated Payout Date, of the Series A Holders' indirect interest in the Lost Production from each Affected Well (the "Lost Production Value"), calculated as follows and based, in each case, on the Applicable Price (as defined below): (i) the future value as of the Estimated Payout Date (including the Section 29 Tax Credits as calculated in accordance with the Tax Assumptions and taking into account projected ad valorem, severance and other production taxes, lease operating, gathering, transportation, processing, and other costs of production and marketing such production), computed at the Discount Rate, of 99% of the Pre-Payout Lost Production, plus
                  (ii) the present value as of the Estimated Payout Date, (including the Section 29 Tax Credits as calculated in accordance with the Tax Assumptions and taking into account projected ad valorem, severance and other production taxes, lease operating, gathering, transportation, processing, and other costs of production and marketing such production), computed at the Discount Rate, of 10% of the Post-Payout Lost Production; and

                          (iii) the sum of the Lost Production Values of all Affected Wells (the "Total Lost Production Value").

         (d) The amount, if any, by which Total Lost Production Value exceeds $500,000 is called "Recoupable Lost Production Value"; provided, however, that the Recoupable Lost Production Value shall not exceed the amount that if paid to the Series A Holders as a distribution on the Estimated Payout Date would cause their After-Tax IRR (taking into account such payment and their pre-Payout and post-Payout interests in the Trust) to exceed 11.14% per annum (the "Target Rate"). The amount, if any, by which Recoupable Lost Production Value exceeds $1,500,000 is called "Excess Recoupable Lost Production Value"; provided, however, that the Excess Recoupable Lost Production Value shall not exceed the amount that if paid to the Series A Holders as a distribution on the Estimated Payout Date would cause their After-Tax IRR (taking into account such payment and their pre-Payout and post-Payout interests in the Trust) to exceed the Target Rate.

         (e) If the Infill Report identifies a Recoupable Lost Production Value, Payout shall be extended from the date it would have otherwise occurred until the Series A Holders have realized Series A Holders' After-Tax Cash Flow during such extended period with a present value as of the date Payout would have otherwise occurred computed at the Target Rate equal to the lesser of (i) such Recoupable Lost Production Value or (ii) $1,500,000.

         (f) If any Infill Report identifies an Excess Recoupable Lost Production Value, the Series B Holders shall Transfer, or cause their Affiliates to Transfer on their behalf, to the Trust, as a Funding Transfer, additional proved developed producing Oil and Gas properties ("Additional Properties") having a present value as of the date of Transfer that is not less than 101.0101% of the amount if any by which (i) the Excess Recoupable Lost Production Value exceeds (ii) the value of any Additional Properties theretofore Transferred (valued as of the dates such previous Transfers of Additional Properties were made) to the Trust pursuant to the provisions of this Section 7.10. The present value of any Additional Properties Transferred pursuant to this Section 7.10 shall be determined by the Petroleum Engineer using the Applicable Prices and the Discount Rate. If any Infill Report indicates that the Series B Holders have previously contributed Additional Properties to the Trust pursuant to this Section 7.10 in excess of the value required pursuant to such Infill Report, then the Series B Holders shall have the right to receive from the Trust as a special distribution, the portion of such Additional Properties valued in excess of the amount the Series B Holders should have Transferred in accordance with such Infill Report.

         (g) For purposes of this Section 7.10, the following terms have the following meanings:

                  (A) "Applicable Price" means the following: (I) with respect to any Oil and Gas production that has been marketed prior to the applicable Infill Report Date, the actual price at which such production was marketed plus or minus any gain or loss under any Swap entered into by the Trust with respect to such production; and (II) with respect any Oil and Gas production to be marketed after the applicable Infill Report Date, the prices used by the Petroleum Engineer in the most recent Reserve Report; and

                  (B)     "Discount Rate" means 10% per annum;

         7.11 RECOMPLETIONS. (a) With respect to any Well, the Managing Trustee may not cause or permit the Trust (or an Operator Affiliate on behalf of the Trust), without the written consent of the Series A Supermajority Interest, to abandon a Zone that is currently producing in such Well and Recomplete such Well in a Zone that is not included in such Property, without first determining that (i) the Well is not producing in paying quantities from that Zone, taking into account the Section 29 Tax Credits, (ii) no Reworking operations that are economically-justified (taking into account Section 29 Tax Credits) will restore production in paying quantities from the currently-producing Zone, and (iii) there are no behind-pipe reserves capable of producing in paying quantities in a Zone in which a Recompletion could be economically-justified (taking into account Section 29 Tax Credits) included in such Property. No costs incurred in connection with the Recompletion of a Well in a Zone that is not included in the Properties shall be borne by the Trust or any Series A Holder in any respect.

         (b) At such time as the aggregate cost to the Trust of Recompletions attempted in the Properties prior to Payout first exceeds $3,000,000, then all subsequent Recompletions that are attempted in the Properties prior to Payout will constitute "Additional Recompletions" for purposes of this Agreement (including Sections 6.2(a)(ii), 6.2(b)(ii) and 6.5), and, with respect to each Additional Recompletion, the Series B Holder will make a cash Funding Transfer in an amount equal to 90% of the cost of such Additional Recompletion.

         (c) If, during an attempted Recompletion, the aggregate cost of Recompletions exceeds the stated threshold amount in Section 7.11(b) (the amount of such excess being hereinafter referred to as the "Recompletion Overrun"), then the Series B Holders shall make a cash Funding Transfer in an amount equal to 90% of the amount by which such Recompletion Overrun is greater than $300,000 and the Trust will pay for (i) the first $300,000 of such Recompletion Overrun and (ii) 10% of all amounts in excess of $300,000 for such Recompletion Overrun. Any Recompletion funded in accordance with the terms of the immediately preceding sentence shall not be an Additional Recompletion.

         7.12 CONCERNING THE SPECIAL TRUSTEE. (a) The Special Trustee may at any time resign, and be discharged from the Trust by giving not less than 30 days prior written notice thereof to the Managing Trustee and the Holders. In addition the Managing Trustee may at any time remove the Special Trustee, with or without cause, by giving not less than 5 days' prior written notice thereof to the Special Trustee and the Holders.

         (b) In the event of the resignation or removal of the Special Trustee, the Managing Trustee, with the written consent of the Series A Supermajority Interest, shall appoint a successor Special Trustee by written instrument or instruments, in triplicate, signed by the Managing Trustee, and the Series A Supermajority Interest, one complete set of which shall be delivered to the Special Trustee who was removed or resigned, one complete set of which shall be delivered to the successor Special Trustee so appointed, and one complete set of which shall be retained by the Managing Trustee. Any resignation or removal of the Special Trustee and appointment of a successor Special Trustee pursuant to any of the provisions of this Section 7.12 shall become effective upon acceptance of appointment by the successor Special Trustee as provided in this Section 7.12.

         (c)      Any successor Special Trustee appointed as provided in
Section 7.12(b) shall execute, acknowledge and deliver to the Managing Trustee and to its predecessor Special Trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Special Trustee shall become effective and such successor Special Trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Special Trustee herein. In addition, the predecessor Special Trustee, upon request of the Managing Trustee, shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Special Trustee all rights, powers, duties and obligations of the Special Trustee hereunder.

         (d) In the event of the death of a Special Trustee, the Managing Trustee, with the written consent of the Series A Supermajority Interest may appoint a successor Special Trustee by written instrument or instruments, in triplicate, signed by the Managing Trustee, and the Series A Supermajority Interest, one complete set of which shall be delivered to the personal representative of the Special Trustee who died, one complete set of which shall be delivered to the successor Special Trustee so appointed, and one complete set of which shall be retained by the Managing Trustee. Any successor Special Trustee appointed as provided in this Section 7.12(d) shall execute, acknowledge and deliver to the Managing Trustee an instrument accepting such appointment hereunder, and thereupon such a successor Special Trustee, without any further act, deed or conveyance, shall become fully vested with all of the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Special Trustee herein. In addition, the personal representative of the predecessor Special Trustee, upon request of the Managing Trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Special Trustee all rights, powers, duties and obligations of the Special Trustee hereunder. To the fullest extent permitted by applicable Law, in the event of the death of a Special Trustee, The Corporation Trust Company, a Delaware corporation, shall be deemed to be the Special Trustee until a successor Special Trustee is appointed in accordance with the other provisions of this Section 7.12(d).

         (e) No successor Special Trustee shall accept appointment as provided in this Section unless at the time of such acceptance such successor Special Trustee shall be eligible under the provisions hereof.

         (f) Upon acceptance of appointment of a successor Special Trustee as provided in this Section 7.12, the Managing Trustee shall mail notice of the succession of such Special Trustee hereunder to all Holders.

         (g) The Special Trustee shall be a Person who is a resident of the State of Delaware.

         (h) The Special Trustee agrees to continue to be a resident of the State of Delaware until such Special Trustee has resigned or been removed, and a successor Special Trustee appointed in accordance with the terms hereof.

         (i) In consideration for its services hereunder, the Special Trustee shall be entitled to the Special Trustee Fee. Such fee shall be an expense of the Trust and shall be payable to the Special Trustee in accordance with the terms of the Special Trustee Fee Agreement. The Special Trustee shall be entitled to be reimbursed for all Special Trustee expenses paid by the Special Trustee, except any such Special Trustee expenses as may arise from the Special Trustee's negligence, bad faith, fraud or willful misconduct. In addition, the Trust shall indemnify and hold harmless the Special Trustee from and against any and all loss, liability or expense incurred (other than by reason of willful misconduct, bad faith or gross negligence) on the part of the Special Trustee, arising out of or in connection with the acceptance or administration of its duties as Special Trustee, including the costs and expenses of defending itself both individually and in its representative capacity against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. In addition, the Trust shall indemnify and hold harmless the Special Trustee if the Special Trustee is required to pay, in its individual capacity from its separate assets, income taxes imposed upon the Trust. Such indemnification of the Special Trustee shall continue as to all acts by it while serving in such capacity, notwithstanding the subsequent replacement of such Special Trustee by a successor pursuant to the terms hereof.

         (j) The Managing Trustee shall provide each Holder a copy of each agreement, document or instrument executed by the Special Trustee (including any predecessor Special Trustee or successor Special Trustee) pursuant to Sections 7.12(b), (c) and (d).

         (k) The Special Trustee has been appointed as Trustee and joined as a party hereunder in order to satisfy the requirements of Section 3807 of the Act and any successor Special Trustee shall meet the requirements of
Section 3807 of the Act.

         (l) Notwithstanding any other term or provision hereof to the contrary, the Managing Trustee alone may exercise all of the rights and powers granted to a Trustee herein and shall be solely charged with the performance of the duties herein declared on the part of a Trustee to be had and exercised or to be performed; provided, however, that if the Managing Trustee deems it necessary or desirable for the Special Trustee to act in a particular matter, the Special Trustee shall have and exercise the rights and powers granted herein and shall be charged with the performance of the duties herein declared on the part of a Trustee to be had and exercised or to be performed, but only for such particular matter, and the foregoing shall not relieve the Managing Trustee from any liability or obligation of the Managing Trustee to any Holder.

         (m) The Managing Trustee, alone may execute and deliver, on behalf of the Trust, any writing, document or instrument which a Trustee is required or authorized to execute and deliver on behalf of the Trust.

                                   ARTICLE 8
                         ADMINISTRATIVE AND TAX MATTERS

         8.1 CHARACTERIZATION OF TRUST ARRANGEMENT FOR INCOME TAX PURPOSES. The Managing Trustee, the Holders and the Depositor intend that, on and after the Effective Date, the Trust will be treated as a partnership for federal, state and local income tax purposes, and the Series B Holder and the Series A Holders will be treated as the partners in such partnership. To this end, the Managing Trustee will file all applicable partnership returns with respect to the Trust and income, gain, deduction and loss relating to the Certificates and the Holders thereof will be reported thereon based on the respective allocable shares of such amounts as provided herein.

         8.2 BOOKS AND RECORDS. The Managing Trustee shall keep books of account for the Trust on an accrual basis in accordance with GAAP; provided, however, that the Funding Accounts will be maintained in accordance with
Section 6.1. Such books will be maintained at the Managing Trustee's principal office. The calendar year will be the fiscal year of the Trust.

         8.3 INFORMATION AND ACCESS RIGHTS; CONFIDENTIALITY. (a) In addition to the other rights set forth in this Agreement, the Managing Trustee shall provide each Series A Holder all such factual information (and clarifications of such factual information) regarding the Trust and the Trust Estate as such Series A Holder may from time to time reasonably request. However, the Managing Trustee will have no obligation to furnish any Series A Holder with judgments, opinions or interpretations of fact, or to assist any Series A Holder in arriving at its own judgment, opinion or interpretation.

         (b) The Series A Holders and their respective agents will have the right, at their sole risk and expense and upon 15 days' prior notice to the Managing Trustee, to inspect the Assets and all relevant Trust books and records no more often than once a year (for all Series A Holders); provided, however, that the Series A Holders may conduct additional inspections if the Managing Trustee has breached its obligations under this Agreement or if any other material event has occurred that necessitates such additional inspections. Any such inspection will be conducted during the normal business hours of the Managing Trustee under conditions reasonably acceptable to the Managing Trustee. If any Series A Holder seeks to inspect Assets that are operated by a Person other than the Managing Trustee or an Affiliate thereof, or books and records in the possession of such an operator, then such inspection will be conducted during the normal business hours of such operator, under conditions reasonably acceptable to such operator, and only with the consent of such operator (unless such consent is not required).

         (c) Each Holder acknowledges that, from time to time, it may receive information from or regarding the Trust in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Trust or Persons with which it does business. Accordingly, each Holder shall hold in strict confidence, not use (except for matters involving the Trust), and not disclose to any Person other than another Holder or a Trustee, the following information:

                  (i)     in the case of any Holder, any information regarding
         (A) the tax position or tax returns of the Trust, (B) the tax position or tax returns of any other Holder or its Affiliates, (C) any legal or regulatory information regarding any other Holder that such other Holder has specifically identified as confidential, or (D) calculations required to be made under this Agreement, including the calculation of (I) Series A Holders' After-Tax Cash Flow, (II) Series A Holders' Monthly After-Tax Return, (III) Series A Holders' After-Tax Return, (IV) the occurrence of Payout, (V) the status of the Funding Accounts, and (VI) the amount of distributions made or to be made hereunder;

                  (ii) in the case of a Series A Holder, any information (A) contained in the reports described in Section 8.4 or (B) regarding the Assets, other than information that the Managing Trustee has specifically identified as non-confidential.

This Section 8.3(c) shall not apply to the following types of disclosures:

                  (x) disclosures compelled by Law or securities exchange requirements; provided, however, that the Holder must notify the Managing Trustee and the other Holders promptly of any request for that information, before disclosing it if practicable or unless such notice is prohibited by Law; but the foregoing proviso does not apply to the following types of disclosures: (I) disclosure by Seagull of the occurrence of the transaction contemplated hereby in, and inclusion by Seagull of a copy of this Agreement as an exhibit to, any Quarterly Report on Form 10-Q, any Current Report on Form 8-K and/or any other periodic filing that it will file with the Securities and Exchange Commission; or (II) disclosure by any Holder to its regulators made in the ordinary course;

                  (y) disclosures to advisers or representatives of the Holder (or Transferees of its Trust Interest) as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this Section 8.3(c); or

                  (z) disclosures of information that the Holder also has received from a source independent of the Trust that such Holder reasonably believes obtained that information without breach of any obligation of confidentiality.

The Holders acknowledge that breach of the provisions of this Section 8.3(c) may cause irreparable injury to the Trust or the other Holders for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Holders agree that the provisions of this Section 8.3(c) may be enforced by specific performance.

         (d) Except for a disclosure of the type described in Section 8.3(c)(x), no party to this Agreement may issue a press release or otherwise make a written public announcement regarding the formation of the Trust or the consummation of the transactions contemplated hereby without the prior written consent of the Series B Majority Interest and the Series A Majority Interest, and no party may be mentioned in such a press release or other written public announcement without that party's written consent.

         8.4 REPORTS. The Managing Trustee shall deliver to each Series A Holder the following reports and financial statements for the Trust at the times indicated below:

                  (a) Annually, within 90 days after the end of each year, a report (a "Reserve Report") prepared effective as of January 1 of the current year containing (i) an estimate of the total oil and gas reserves, classified by appropriate categories, attributable to the interest of the Trust, (ii) a projection of the rate of production of, and net revenues from, such reserves with respect to each such interest, (iii) a calculation of the present worth of such net revenues discounted at a rate or rates designated from time to time by the Managing Trustee, and (iv) a schedule or complete description of all assumptions, estimates and projections made or used in the preparation of such Reserve Report, including estimated future product prices, capital expenditures, operating expenses and taxes. Each such Reserve Report will be prepared in accordance with customary and generally accepted standards and practices for petroleum engineers, will be based on such assumptions as to costs and similar factors as the Managing Trustee will designate from time to time and will be prepared by an independent engineer consulting to the Managing Trustee which shall be DeGolyer & MacNaughton or such other independent engineer selected by the Managing Trustee with the written approval of the Series A Majority Interest (the "Petroleum Engineer"). The future Oil and Gas prices used in each Reserve Report shall be determined as follows:

                  (i) The price of gas shall be the Escalated Index Price adjusted by the Managing Trustee (and approved by the Petroleum Engineer as reasonable) to take into account the difference between the price of natural gas at the Henry Hub in Louisiana and the location of the applicable Properties.

                  (ii) The price of natural gas liquids, crude oil, condensate and other liquids production shall be the future prices determined by the Managing Trustee (and approved by the Petroleum Engineer as reasonable).

                  (iii) "Index Price" means for the twelve months beginning on the applicable Infill Report Date, the lesser of (A) average settlement price on the first five trading days of such year on the New York Mercantile Exchange or its successor of the natural gas futures contracts traded on such exchange for each of the first twelve nearby months and (B) $4.00.

                  (iv) "Escalated Index Price" means (A) with respect to the twelve months beginning on any applicable Infill Report Date, the Index Price; and (B) with respect to each subsequent twelve month period, the lesser of
                  (1) the Escalated Index price for the immediately preceding twelve months escalated by 3% per year, and (2) $4.00.

                  (b) Annually, within 90 days after the end of each year, audited financial statements prepared effective as of the end of the immediately-preceding year, including a balance sheet and statements of income, Holders' equity, and changes in cash flows, prepared in accordance with GAAP and accompanied by a report of the Trust's independent certified public accountants stating that their examination was made in accordance with generally accepted auditing standards and that in their opinion such financial statements present the Trust's cash flows, results of operations and changes in financial position in accordance with GAAP.

                  (c) Annually, on or before January 31 of each year, an estimated annual operating budget for the Trust for such year.

                  (d)     Such tax reports as set forth in Section 8.7(b).

                  (e) Quarterly, within 60 days after the end of each quarter (other than the quarter ending December 31), (i) unaudited financial statements prepared effective as of the end of the immediately-preceding quarter, including a balance sheet and statements of income, Holders' equity, and changes in cash flow, prepared in accordance with GAAP, and (ii) a production report for the immediately preceding quarter.

                  (f) Monthly, within 30 days after the end of each month, reports setting forth the estimated income and expense for the immediately-preceding month.

Any third-party costs of such reporting will be paid by the Trust as a Trust expense, except that the cost of each Reserve Report prepared after Payout occurs shall be paid by the Series A Holders out of their share of distributions hereunder unless the Series A Supermajority Interest notifies the Managing Trustee, and the other Holders that the Series A Supermajority Interest has elected to waive the obligation of the Managing Trustee to provide the Reserve Report and the related Infill Report for a given year.

         8.5 PERMITTED INVESTMENTS. The Managing Trustee shall cause an account to be maintained in the name of the Trust in a bank or other financial institution selected by the Managing Trustee. There will not be deposited in such account any funds other than funds belonging to the Trust. All such funds of the Trust will be invested in (a) obligations of the United States of America, (b) deposit or other accounts at financial institutions having a rating of "A" or better by any nationally-recognized ratings agency, or (c) commercial paper obligations of any company having a rating of "A-1" by S&P; in each case having a maturity not exceeding the date such funds are required to be paid or distributed in accordance with the provisions hereof, and in no event greater than 30 days.

         8.6 TAX ELECTIONS. The Managing Trustee shall make the following elections on the appropriate Trust tax returns:

                  (a)     to elect the calendar year as the Trust's fiscal year;

                  (b)     to elect the accrual method of accounting;

                  (c) if there is a distribution of Trust property as described in Section 734 of the Code or if there is a Transfer of a Trust Interest as described in Section 743 of the Code, upon the request of any Holder, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Trust's assets;

                  (d) to elect to amortize the organizational and start-up expenses of the Trust ratably over a period of 60 months as permitted by Sections 709(b) and 195 of the Code;

                  (e) to elect to use actual depletion for purposes of maintaining the Holders' Funding Accounts under Treasury Regulation
         Section  1.704-1(b)(2)(iv)(k)(3); and

                  (f) to elect to deduct intangible drilling costs as incurred under Section 263(c) of the Code and Treasury Regulations
         Section 1.612-4.

         Neither the Trust nor any Holder may make an election for the Trust to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law.

         8.7 TAX MATTERS PARTNER AND TRUST TAX FILINGS. (a) The Managing Trustee will be the tax matters partner of the Trust pursuant to Section 6231(a)(7) of the Code, and the Managing Trustee is authorized to make such filings with the IRS as may be required to designate itself as such. The Managing Trustee shall keep the other Holders fully informed of any audit, administrative or judicial proceedings or other similar matters that come to its attention in its capacity as tax matters partner. Notwithstanding anything else in this Agreement to the contrary, without the prior written consent of the Series A Majority Interest, the Tax Matters Partner shall not extend the statute of limitations, file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Trust administrative adjustment, enter into any settlement agreement relating to any Trust item of income, gain, loss, deduction or credit for any taxable year of the Trust or otherwise take or not take any action in respect of an audit or contest the taking or omission of which, respectively, would adversely affect the Series A Holders, except for any matters with respect to which the Series B Holder (i) has provided the Series A Holders with a written acknowledgment of its Indemnity obligation to such Series A Holders pursuant to Section 9.2 and has provided, to the extent necessary as determined by the Series A Majority Interest, satisfactory credit enhancements with respect to such Indemnification obligations, or (ii) otherwise agrees to Indemnify the Series A Holders pursuant to an Indemnification agreement in form and substance acceptable to the Series A Holders. The Tax Matters Partner will not take any action contemplated by Sections

6221 through 6233 of the Code unless the Tax Matters Partner has first given the Holders notice of the contemplated action. This Section 8.7 is not intended to authorize the Tax Matters Partner to take any action that is left to the determination of any individual Holder under Sections 6221 through 6233 of the Code.

         (b) The Tax Matters Partner shall cause to be prepared and filed by a nationally-recognized accounting firm, chosen by the Tax Matters Partner and satisfactory to the Series A Majority Interest, all necessary federal, and state income and other tax returns for the Trust based on and in accordance with this Agreement, including Tax Representations, and, treating the Reimbursed Transaction Expenses in excess of $100,000 (and all of the Excess Transaction Expenses) as amortizable expenses under Section 195 or 709(b) of the Code unless the Tax Matters Partner shall provide a written opinion (setting forth in reasonable detail the facts and analysis upon which it is based) of independent tax counsel selected by Tax Matters Partner and satisfactory to the Series A Majority Interest to the effect that there is no Reasonable Basis to take such a position on such tax returns based upon facts that become known after the Effective Date or a change in the Code or Regulations occurring after the Effective Date; provided, further, that such opinion is delivered to the Series A Holders promptly upon its receipt and prior to any Holder's filing of the federal tax return reflecting the failure or delay in the claim. Not less than the earlier of (i) 45 days prior to the date (as may be extended) on which the Trust intends to file each federal and state income tax return, and (ii) as soon as practicable, but in no event later than 150 days after the end of the taxable year, the Tax Matters Partner shall furnish each Holder with a copy of the proposed return for its review and comments and such reports as may be necessary for each Series A Holder to complete its federal income tax return. Each Holder shall furnish to the Tax Matters Partner all pertinent information in its possession relating to Trust operations that is necessary to enable the Trust's income tax returns to be prepared and filed.

         (c) Subject to Sections 8.7(a) and 9.4 and consistent with Sections 6221 through 6233 of the Code, each Holder will allow any adjustment proposed by the IRS with respect to any "partnership item" (as defined in Section 6231(a)(3) of the Code) to be handled by the Tax Matters Partner. If any Holder intends to file a notice of inconsistent treatment under Section 6222(b) of the Code, to file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of any partnership item of the Trust, or to file a petition under Sections 6226, 6228 or other sections of the Code with respect to any partnership item or any other tax matter involving the Trust, such Holder shall, at least 30 days prior to any such filing, notify the other Holders of such intent, which notification must include a reasonable description of the contemplated action and the reasons therefor.

         (d) The provisions of this Section 8.7 will survive the termination of the Trust or the termination of any Holder's interest in the Trust and will remain binding on the Holders for the period of time necessary to resolve with the IRS or the Department of the Treasury any and all federal income tax matters relating to the Trust that are subject to Sections 6221 through 6233 of the Code.

         8.8 PAYMENT OF TRANSACTION EXPENSES. The Managing Trustee, on behalf of the Trust, will apply part of the proceeds received from the sale of the Series A COP's to pay, or reimburse the Series A Holders, for the reasonable legal, engineering, environmental and other related fees and expenses incurred by them in connection with the organization, negotiation, documentation and closing of the Trust; provided that the aggregate legal fees and expenses of the Series A Holders to be so paid or reimbursed will not exceed $100,000 and the aggregate engineering fees and expenses incurred by the Series A Holders to be paid or reimbursed by the Trust will not exceed $5,000. The Managing Trustee will also pay, or reimburse the Depositor, from such proceeds for all legal, engineering, environmental, Placement Agent and other related fees and expenses incurred by it in connection with the organization, negotiation, documentation and closing of the Trust, not to exceed $950,000. Such transaction expenses of the Holders to be so paid or reimbursed shall be as set forth on Exhibit 8.8 and shall be referred to herein collectively, as "Reimbursed Transaction Expenses." Transaction expenses of any Holder in excess of the Reimbursed Transaction Expenses (the "Excess Transaction Expenses") shall be paid by the Trust only to the extent that such Holder contributes additional Funding Transfers to the Trust for such purpose by no later than December 31, 1995.

         8.9 FINANCIAL ACCOUNTING. Each Holder may report the transactions contemplated hereby for financial accounting purposes in such manner as the Holder and its accountants may determine appropriate.

                                   ARTICLE 9
                                INDEMNIFICATION

         9.1 GENERAL INDEMNIFICATION BY SERIES B HOLDERS. The Series B Holders shall jointly and severally Indemnify the Series A Holders from and against any and all Claims that may be imposed on or asserted against the Trust or any Series A Holder arising out of (a) the inaccuracy, breach or failure of any warranty, representation or covenant made by any Series B Holder or any Operator Affiliate in this Agreement, the Assignments or any Operating Agreement, including (i) if the Managing Trustee is a Series B Holder or an Affiliate thereof, the Managing Trustee's failure to comply with its obligations hereunder; (ii) with respect to Claims imposed on or asserted against the Trust, material adverse environmental condition of the Assets on the Effective Date; or (iii) with respect to Claims imposed on or asserted against any Holder, the environmental condition of the Assets on the Effective Date; or (b) the Timmins Litigation. Notwithstanding the foregoing, this
Section 9.1 does not apply to the following types of Claims:

                  (i) Claims that are attributable to the (A) gross negligence, willful misconduct or fraud of the Series A Holder seeking Indemnification hereunder, or (B) inaccuracy, breach or failure of any warranty, representation or covenant made in this Agreement by the Series A Holder seeking Indemnification hereunder; and


                  (ii)    Claims described in Section 9.4(a), for which Section
         9.2 provides the sole and exclusive remedy.

Each Series A Holder that seeks Indemnification under this Section 9.1 is an "Indemnified Holder."

       9.2      TAX INDEMNIFICATION BY SERIES B HOLDERS.  (a)  If as a result of

                  (i)     an inaccuracy in any Tax Representation, or

                  (ii) any act or omission by the Series B Holder (including any act or omission in respect of the Trust's role as a member of the
         LLC) (other than negotiating and entering into this Agreement or the LLC Agreement or any act permitted by Section 8.9) that causes (A) the Properties not to qualify for Section 29 Tax Credits, (B) the Gas Production not to qualify for Section 29 Tax Credits, (C) the Trust or the LLC not to be taxed as a partnership for federal income tax purposes, or (D) the allocations of income, gain, loss, deduction or credit set forth in this Agreement or the LLC Agreement not to be respected under Sections 704(b) or 704(c) of the Code.

any Series A Holder shall not have the right to claim, or shall suffer a disallowance of, all or a portion of the Section 29 Tax Credits to which such Series A Holder would otherwise be entitled under this Agreement to claim (the amount of the loss of Section 29 Tax Credits for which the Series B Holders must Indemnify the Series A Holders under this Section 9.2 is referred to herein as "Indemnified Tax Credit Loss"), then, subject to Section 9.2(b), the Series B Holders shall jointly and severally be obligated to pay to such Series A Holder (the "Indemnified Holder") an indemnity with respect to such loss in an aggregate amount determined pursuant to Section 9.4.

         (b) Exclusions. The Indemnity provided by Section 9.2(a) to an Indemnified Holder will not apply to any Indemnified Tax Credit Loss to the extent that it results from one or more of the following events:

                  (i) any failure by the Indemnified Holder to timely or properly claim any Section 29 Tax Credits, intangible drilling cost deductions, depletion or depreciation (except as a result of an act or omission described in Section 9.2(a)(ii));

                  (ii) any failure of the Indemnified Holder to have sufficient income or tax liability to benefit fully on a quarterly basis from Section 29 Tax Credits and other credits and deductions allocated to such Indemnified Holder in accordance with this Agreement from the Trust after giving effect to carryovers and carrybacks (except as a result of an act or omission described in Section 9.2(a)(ii)(D));

                  (iii) any amendment to, or repeal of, the Code or the Treasury Regulations promulgated thereunder subsequent to the Effective Date (regardless of the effective date thereof);

                  (iv) any application of rules relating to short taxable years (except as a result of an act or omission described in Section 9.2(a)(ii));

                  (v) any failure of the Trust or the LLC to be treated as a partnership for federal income tax purposes (except as a result of an act or omission described in Section 9.2(a)(ii)(C));

                  (vi)    any application of Sections 465, 469 or 29(b)(1),
         (2), or (6) of the Code or the "alternative minimum tax" (as defined in the Code); or

                  (vii) any disallowance or loss of the Section 29 Tax Credits allocable to the Indemnified Holder as a direct result of the Trust not being treated as an owner of the Properties (excluding any Louisiana Assets) or the LLC not being treated as the owner of the Louisiana Assets, for federal income tax purposes (except as a result of an act or omission described in Section 9.2(a)(ii)).

         9.3      GENERAL INDEMNIFICATION PROCEDURES.  (a)  The provisions of
Section 9.1 shall constitute the sole and exclusive remedies for the Indemnified Holders with respect to the matters covered thereby, except that this Section 9.3(a) will in no way limit (i) the right of the Holders to remove the Managing Trustee under Section 7.7 or (ii) the calculation of Payout, other than in determining amounts paid under subsection (e) of the definition of
"Series A Holders' After-Tax Cash Flow."   All claims for Indemnification by
the Indemnified Holders under Section 9.1 will be asserted and resolved in accordance with this Section 9.3, and the rights of the Indemnified Holders to obtain such Indemnification is hereby conditioned on material compliance with this Section 9.3.

         (b) If a Series A Holder learns of an actual or potential Claim for which the Series A Holder may seek Indemnification under Section 9.1, such Series A Holder, as an Indemnified Holder, shall promptly notify the Series B Holders thereof, specifying the nature of and specific basis for such Claim and the actual or estimated amount thereof to the extent then feasible; provided, however, that the failure to promptly provide such notice shall not terminate the Indemnified Holders' right to Indemnification under Section 9.1, except to the extent that the Series B Holders' ability to defend such Claim is prejudiced by such delay. Each Series B Holder shall have 20 days from the date such notice is delivered to notify all Indemnified Holders whether or not it disputes its obligation to Indemnify the Indemnified Holders against such Claim; and provided, however, that the Indemnified Holders are hereby authorized prior to and during such 20-day period to file any motion, answer or other pleading that may be necessary to protect their interests or those of the Series B Holders (and of which notice and opportunity to comment has been given by the Indemnified Holders to the Series B Holders) and that are not prejudicial to the Series B Holders. If any Series B Holder notifies the Indemnified Holders within such 20-day period that it does not dispute its obligation to Indemnify the Indemnified Holders against such Claim, then, except as hereinafter provided, the Series B Holder shall have the right (together with all other Series B Holders that do not dispute their obligation to Indemnify) to defend by all appropriate proceedings, and with counsel of their own choosing, which proceedings will be promptly settled or prosecuted by it to a final conclusion. If the Indemnified Holders desire to participate in, but not control, any such defense or settlement, they may do so at their sole cost and expense. If requested by any such Series B Holders, the Indemnified Holders agree to cooperate with the Series B

Holders, their insurers and their respective counsel in contesting any third party Claims that the Series B Holders elect to contest, including with respect to (x) choice of forum and other procedural matters, (y) any appeals that may be requested by such Series B Holders, and (z) if related to the claim in question, any counterclaim or cross-claim against the Person asserting the claim giving rise to such Claim; provided, however, that such Series B Holders
(A) have furnished the Indemnified Holders with a written opinion of counsel to such Series B Holders to the effect that a reasonable basis exists to contest such Claim and (B) have agreed to reimburse the Indemnified Holders for all out-of-pocket costs and expenses that the Indemnified Holders may incur in so cooperating in the contest of such claim. No claim may be settled or otherwise compromised without the prior written consent of the Series B Majority Interest.

         9.4      TAX INDEMNIFICATION PROCEDURES.  (a)  The provisions of
Section 9.2 shall constitute the sole and exclusive remedies for the Indemnified Holders with respect to Claims that constitute taxes, tax deductions, tax credits, other tax benefits, or, with respect to taxes, any interest, penalties and additions to tax, except to the extent expressly set forth in Section 9.5. The Series A Holders acknowledge that Section 9.2 constitutes their sole and exclusive right of Indemnification with respect to losses of Section 29 Tax Credits; provided however, that the provisions of
Section 9.2 and this Section 9.4 in no way (i) limit the right of the Holders to remove the Managing Trustee under Section 7.7 or (ii) affect the calculation of Payout, other than in determining the appropriate amounts payable under subsection (e) of the definition of "Series A Holders' After-Tax Cash Flow." All claims for Indemnification by the Indemnified Holders under Section 9.2 will be asserted and resolved in accordance with this Section 9.4, and the rights of the Indemnified Holders to obtain such Indemnification is hereby conditioned on material compliance with this Section 9.4.

         (b) In the case of any Indemnified Tax Credit Loss, the Tax Matters Partner shall give the Series A Holders notice of such Indemnified Tax Credit Loss within 30 days of learning of such Indemnified Tax Credit Loss. Upon receipt of such written notice, the Indemnified Holders shall give the Series B Holders a written certificate setting forth in reasonable detail the computation of the sum of (i) the Section 29 Tax Credits attributable to such Indemnified Tax Credit Loss, plus (ii) any interest, penalties and additions to tax payable by the Indemnified Holder attributable to such Indemnified Tax Credit Loss, minus (iii) any tax benefit from all deductions and credits available to the Indemnified Holders as a result of such Indemnified Tax Credit Loss. If the Series B Holders shall agree with such computations, the Series B Holders shall pay such amount or amounts in accordance with Section 9.4(c). If any Series B Holder shall disagree with such computations and so requests in a written notice delivered to Indemnified Holder within 30 days following the Series B Holders' receipt of the certificate, such amount shall be reviewed and determined by an independent public accounting firm of national recognition selected by the Indemnified Holders and acceptable to such Series B Holder.
The costs of such verification shall be borne by such Series B Holder, unless the amount by which such verification shows the certificates to be incorrect is greater than 10% of the correct amount, in which event such costs will be borne by the Indemnified Holders. Each Indemnified Holder and any Affiliate agree to cooperate with such independent accounting firm and to supply it with all information reasonably necessary to permit it to accomplish such review and determination.

Such information will be for the confidential use of such accountants and may not be disclosed to the Series B Holders, any other Series A Holder or any other Person. The sole responsibility of the independent public accounting firm shall be to verify the amount of a payment pursuant to this Section, and matters of interpretation of this Section are not within the scope of the independent accounting firm's responsibilities. The Series B Holders will have no right to inspect the tax returns or books and records of the Indemnified Holder or any Affiliate thereof.

         (c) If an indemnity is due pursuant to Section 9.4(b) with regard to an Indemnified Tax Credit Loss, the Series B Holders will pay the Indemnified Holders an aggregate amount calculated in accordance with Section 9.4(b). Subject to the Series B Holders' contest rights outlined in Section 9.4(d), the Series B Holders shall pay the Indemnified Holders any indemnity amount due under Section 9.4(b) within 30 days after the later of (i) the Series B Holders' receipt of the written certificate pursuant to Section 9.4(b) and, if required, (ii) the independent accounting firm's verification of the computations in Indemnified Holder's notice to the Series B Holders pursuant to
Section 9.4(b).

         (d) If any Series B Holder notifies the Indemnified Holders within such 30-day period following its receipt of the written certificate described in Section 9.4(b), that it desires to defend the Indemnified Holders against such Indemnified Tax Credit Loss, then, except as hereinafter provided, such Series B Holder shall have the right to defend (or direct the Tax Matters Partner's defense) by all appropriate proceedings, and with counsel of the Series B Holder's own choosing, which proceedings will be promptly settled or prosecuted by them to a Final Determination. The Series B Holders shall contest (or the Tax Matters Partner shall contest as directed by the Series B Holders) in accordance with Article 8, and the Indemnified Holders shall waive any right to individual participation in proceedings or exclusion from partnership-level settlements; provided, however, that the Indemnified Holders are hereby authorized prior to and during such 30-day period to file any motion, answer or other pleading that may be necessary to protect their interests or those of the Managing Trustee (and of which they have given notice and opportunity to comment to the Managing Trustee) and that are not prejudicial to the Managing Trustee. If the Indemnified Holders desire to participate in, but not control, any such defense or settlement they may do so at their sole cost and expense. The Series B Holders' liability for indemnification under Section 9.4(c) shall be deferred until 30 days after a Final Determination of the Indemnified Holder's liability. If requested by the Series B Holders, the Indemnified Holders agree to cooperate with the Managing Trustee, its insurers and their respective counsel in contesting any Indemnified Tax Credit Losses that the Series B Holders elect to contest, including with respect to (x) choice of forum and other procedural matters, (y) any appeals that may be requested by the Series B Holders, and (z) if related to the claim in question, any counterclaim or cross-claim against the Person asserting the claim giving rise to such Indemnified Tax Credit Loss; provided, however, that the Series B Holders (A) have furnished the Indemnified Holders with a written opinion of counsel, satisfactory to such Indemnified Holders, to the effect that a Reasonable Basis exists to contest such Indemnified Tax Credit Loss and (B) have agreed to pay the Indemnified

Holders for all out-of-pocket costs and expenses that the Indemnified Holders may incur in cooperating in the contest of such claim.

         9.5 GROSS-UP OF INDEMNITY. At the time that the Series B Holders make any Indemnity payment under this Article 9, the Series B Holders shall also pay as part of such indemnity an additional amount that, when added to such Indemnification payment, will result in the recipients receiving an amount equal to such Indemnity payment, after taking into account (i) all federal (but not state and local) income taxes that are actually payable by the recipients with respect to the receipt of such Indemnity payment, and (ii) all federal (but not state and local) income tax deductions allowed to the recipients for any items of loss and expense for which the recipients are being Indemnified. In each case, the federal income tax rate shall be deemed to be 35%.

                                   ARTICLE 10
                   DISSOLUTION, LIQUIDATION, AND TERMINATION

         10.1 DISSOLUTION; BUYOUT OPTION. (a) The Trust will dissolve and its business and affairs will be wound up on the first to occur of the following (the "Liquidating Events"):

                  (i)     the unanimous written consent of the Holders;

                  (ii) any Holder becomes Bankrupt, dissolves or withdraws from the Trust unless, in any such case, Holders (other than the Holder with respect to which such event occurs,) unanimously elect in writing, within 90 days of the date such event described in Section 10.1(a)(ii) occurs, to continue the business of the Trust;

                  (iii) the Transfer by the Trust of all or substantially all of the Assets, including pursuant to the exercise of the Purchase Option; or

                  (iv)    the date set forth in Section 2.7;

No other event will dissolve the Trust, including any other event occurring to a Trustee (except to the extent a Trustee is also a Holder).

         (b) Each Holder agrees that it will not dissolve or withdraw from the Trust. If a Holder (y) becomes Bankrupt (within the meaning of the first sentence, but not the second or third sentence, of the definition of "Bankrupt" in Section 1.1) at a time when the Trust is solvent and not otherwise Bankrupt, or (z) in violation of the immediately-preceding sentence, dissolves or withdraws from the Trust (the "Affected Holder"), then, in addition to their other rights under this Article 10, the other Holders will have the option, pro rata in accordance with their respective Funding Account balances, and exercisable by notice to the Affected Holder at any time prior to the 60th day after receipt of notice of the occurrence of the event causing it to become an Affected Holder, to buy, and on the exercise of this option the Affected Holder shall sell, its Trust Interest (including the Certificates representing such Trust Interest). The purchase price will be an amount equal to 80% of the fair market value of the Trust Interest determined by agreement by the Affected Holder and each other Holder that exercises such option, minus any damages incurred by the other Holders as a result of such Bankruptcy, dissolution or withdrawal (and any resulting dissolution of the Trust); provided, however, that if the applicable Holders do not agree on the fair market value on or before the 30th day following the exercise of the option, any such Holder, by notice to the others, may require the determination of fair market value to be made by an independent appraiser specified in that notice. If the Holder receiving that notice objects on or before the tenth day following receipt to the independent appraiser designated in that notice, and those Holders otherwise fail to agree on an independent appraiser, any such Holder may request the AAA to designate an independent appraiser. The determination of the independent appraiser, however designated, is final and binding on all parties. The Affected Holder, on the one hand, and the Holders exercising such option, on the other hand, shall each shall pay one-half of the costs of the appraisal. The purchasing Holders shall pay the fair market value as so determined in four equal cash installments, the first due on closing and the remainder (together with accumulated interest on the amount unpaid at the Prime Rate) due on each of the first three anniversaries of the closing. As the Affected Holder will no longer be a Holder, such payments will be in lieu of any distributions to which the Affected Holder would otherwise have been entitled under Section 10.2(c) (if the Trust is liquidated).

         10.2 LIQUIDATION AND TERMINATION. On dissolution of the Trust, the Managing Trustee shall act as liquidator or may appoint one or more other Persons as liquidator; provided, however, that if the Trust dissolves on account of an event of the type described in Section 10.1(a)(ii) occurring with respect to the Managing Trustee, the liquidator will be one or more Persons selected in writing by the Series A Supermajority Interest and the Series B Majority Interest. The liquidator shall proceed diligently to wind up the affairs of the Trust and make final distributions as provided in this Agreement. The costs of liquidation will be borne as a Trust expense. Until final distribution, the liquidator shall continue to operate the Trust properties with all of the power and authority of the Managing Trustee. The steps to be accomplished by the liquidator are as follows:

                  (a) as promptly as reasonably practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Trust's assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

                  (b) the liquidator shall sell all Trust assets and pay from Trust funds all of the debts and liabilities of the Trust (including all expenses incurred in liquidation and any unpaid principal and interest of any Working Capital Loans) or otherwise make adequate provision for them (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

                  (c) any gain or loss resulting from the sale of Trust assets will be computed and allocated to the Funding Accounts of the Holders and the proceeds remaining after the payments and provisions made pursuant to Section 10.2(b) will be distributed among the Holders in accordance with the positive Funding Account balances of the Holders, as determined after taking into account all Funding Account adjustments for the taxable year of the Trust during which the liquidation of the Trust occurs; and those distributions will be made by the end of the taxable year of the Trust during which the liquidation of the Trust occurs (or, if later, 90 days after the date of the liquidation).

The distribution to a Holder in accordance with the provisions of this Section
10.2 constitutes a complete return to the Holder of its Funding Transfers and a complete distribution to the Holder of its Trust Interest and all the Trust's property. To the extent that a Holder returns funds to the Trust, it has no claim against any other Holder for those funds.

         10.3 TERMINATION. On completion of the distribution of Trust assets as provided in this Agreement, the Trust is terminated, and the Managing Trustee (or such other Person or Persons as the Act may require or permit) shall cause the cancellation of the Certificate and any filings made as provided in Section 2.5 and shall take such other Delaware actions as may be necessary to terminate the Trust. The provisions of Sections 9.1, 9.3 and 9.5 will survive any termination of the Trust. The provisions of Sections 9.2 and
9.4 will survive termination of the Trust only if such termination occurs as a result of the purchase by the Depositor of the Purchase Option Assets pursuant to Section 11.3.

                                   ARTICLE 11
                                PURCHASE OPTION

         11.1 PURCHASE OPTION. Depositor shall have the right to purchase all Assets owned by Trust and the LLC Interest (the "Purchase Option Assets") from the Trust on the Exercise Date at a price (the "Exercise Price") equal to the fair market value of the Purchase Option Assets as established in this
Section 11.1. Depositor may exercise this right by written notice to the Holders given not more than 180 days, nor less than 60 days, prior to the Exercise Date. After delivery of such notice, the Depositor, the Series A Supermajority Interest and Series B Majority Interest shall mutually attempt to determine the fair market value of the Assets as of the Exercise Date. If the Depositor, the Series A Supermajority Interest and Series B Majority Interest fail to agree upon such fair market value within 30 days after the Holders' receipt of Depositor's notice, the Depositor, the Series A Supermajority Interest or the Series B Majority Interest may require that the fair market value of the Purchase Option Assets be determined in accordance with Section 11.2.

         11.2     APPRAISAL.  (a) After the thirty (30)-day period mentioned in
Section 11.1, the Depositor, the Series A Supermajority Interest or Series B Majority Interest may invoke the appraisal procedure of this Section 11.2 by written notice to the others. If an appraisal is required pursuant to this
Section 11.2, each of the Depositor, the Series A Majority Interest and the Series B Majority Interest shall consult for the purpose of appointing a mutually acceptable, qualified investment banking firm of national reputation with no conflict of interest with respect to Depositor or any Holder, and with substantial experience in the valuation of natural gas reserves (a "Qualified Expert"). If such parties are unable to agree on a single Qualified Expert within ten (10) days, then the appraisal shall be arrived at by mutual agreement of two Qualified Experts, one chosen by the Depositor and one chosen by the Series A Supermajority Interest (and, if the Depositor is not an Affiliate of any Series B Holder, the Series B Majority Interest), and, if such appraisers cannot agree on the amount of such appraisal, their appraisals shall be treated in the manner described in Section 11.2(b) below (with an appraisal arrived at by a third Qualified Expert chosen by the mutual consent of such two appraisers); provided, however; that if either the Depositor on the one hand or the Series A Supermajority Interest (and, if the Depositor is not an Affiliate of any Series B Holder, Series B Majority Interest) on the other, shall fail to appoint a Qualified Expert within fifteen (15) days after a written request to do so by the other party, or if such two appraisers cannot agree on the amount of such appraisal and fail to appoint a third Qualified Expert within twenty (20) days after the date of appointment of the second of such Qualified Experts, then either party may initiate an arbitration proceeding with the AAA for purposes of appointing a Qualified Expert. At any time prior to final determination of the market value of the Purchase Option Assets pursuant to this Section 11.2, each of the Depositor, the Series A Supermajority Interest and the Series B Majority Interest shall be entitled to submit to the appraisers (and shall submit to each other any bids submitted to the appraisers) bids from unrelated third parties, and such bids shall be accorded the weight such appraisers deem appropriate. Each of the Depositor, the Series A Supermajority Interest and the Series B Majority Interest shall each have an opportunity to comment on any such bids after receiving a copy thereof.

         (b) If one appraiser is chosen, the value determined by such appraiser shall be final and binding upon each of the Depositors and the Holders. If two appraisers are chosen, one appraiser by the Depositor and one by the Series A Supermajority Interest (and, if the Depositor is an Affiliate of any Series B Holder, jointly with the Series B Majority Interest) and such appraisers agree on the value, such value shall be final and binding upon the Depositor and the Holders. If three appraisers shall be appointed and the differences between the determination which is farther from the middle is more than 125% of the difference between the middle determination and the third determination, then such farther determination shall be excluded, the remaining two determinations shall be averaged, and such average shall be final and binding upon the Depositor and the Holders. Otherwise, the average of all three determinations shall be final and binding upon the Depositor and the Holders.

         (c) Any appraisal pursuant to this Section 11.2 shall be conducted in accordance with the commercial rules of the AAA as then in effect, to the extent not in conflict with the provisions of this Section 11.2.

         (d) If the Exercise Price is determined pursuant to this Section 11.2, the Depositor may elect to withdraw its election to purchase the Purchase Option Assets by notice to the Holders given within 10 days after receipt by the Depositor from the appraisers of written determination of fair market value under this Section 11.2.

         (e) Each party shall bear its own costs and expenses and share prorata in accordance with their Sharing Ratios, the costs and expenses of the appraiser or appraisers, provided that if the Depositor withdraws its election to purchase pursuant to
Section 11.2(d), the Depositor shall pay all of the costs and expenses of the appraiser or appraisers.

         11.3 CLOSING OF PURCHASE OPTION. On a date selected by Depositor in a notice to the Holders (the "Purchase Option Closing Date), which date shall be no sooner than five (5) days, nor later than thirty (30) days, after the later of (i) the date the fair market value is established under Section
11.1 or 11.2 or (ii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") if a filing is required thereunder, unless Depositor has withdrawn its election to purchase pursuant to Section 11.2, the Trust and the LLC shall convey to Depositor the Purchase Option Assets, without representations or warranties (other than that, neither the Trust nor the LLC has taken any action to encumber or convey the Purchase Option Assets) against payment therefor, by wire transfer to an account in a bank located in the United States designated by the Managing Trustee for such purpose, in an amount equal to the Exercise Price, as adjusted to reflect the terms and conditions of the three immediately succeeding sentences of this Section 11.3. The Trust shall pay and be responsible for all costs, expenses, taxes, royalties and other burdens incurred with respect to the Assets which are attributable to the period prior to the Purchase Option Closing Date, and the Depositor shall pay and be responsible for all costs, expenses, taxes, royalties and other burdens incurred with respect to the Assets that are attributable to the period from and after the Purchase Option Closing Date. The Trust shall be entitled to all revenues attributable to production from the Properties which occurred prior to the Purchase Option Closing Date and the Depositor shall be entitled to all revenues attributable to production from the Properties which occurs from and after the Purchase Option Closing Date. The Depositor shall assume all obligations attributable to the Assets, including environmental obligations and plugging and abandoning obligations, existing or arising in the future in connection with the Assets. The right of Depositor to purchase the Assets shall be a covenant running with the land and shall be enforceable against any successor or assignee of the Trust. The Depositor and the Holders agree to make such filings, if any, required under the HSR Act in connection with any purchase under this Article
11. The Depositor will pay all filing fees required under the HSR Act. Except for such filing fees under the HSR Act, each party shall bear all costs and expenses incurred by it in connection with the sale of the Purchase Option Assets pursuant this Section 11.3.

                                   ARTICLE 12
                               GENERAL PROVISIONS

         12.1 OFFSET. Whenever the Trust is to pay any sum to any Holder (including any amounts owed under any Working Capital Loan), any amounts that Holder owes the Trust may be deducted from that sum before payment.

         12.2 NOTICES. All notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission. A notice, request, or consent given under this Agreement is effective on receipt at the address of the Person to receive it. All notices, requests, and consents to be sent to a Holder must be sent to or made at the addresses given for that Holder on Exhibit 1.1.1P or in the instrument executed by such Holder when it was admitted the Trust, or such other address as that Holder may specify by notice to the other Holders. Any notice, request, or consent to the Trust must be given to the Managing Trustee.

         12.3 ENTIRE AGREEMENT; SUPERSEDURE. This Agreement, together with the Guaranty, the Assignments and the New Operating Agreements, constitutes the entire agreement of the Holders and their Affiliates relating to the Trust and supersedes all prior contracts or agreements with respect to the Trust, whether oral or written, including those certain letter agreements dated May 26, 1995 and July 5, 1995, between Seagull and an Affiliate of FC Energy.

         12.4 EFFECT OF WAIVER OR CONSENT. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Trust is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Trust. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Trust, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

         12.5 AMENDMENT OR MODIFICATION. This Agreement may be amended or modified from time to time only by a written instrument executed by the Depositor, Managing Trustee, the Series A Supermajority Interest and the Series B Majority Interest; provided, however, that (a) an amendment or modification reducing a Holder's Sharing Ratio or Funding Account balance (other than to reflect changes otherwise provided by this Agreement) is effective only with that Holder's consent, (b) an amendment or modification reducing the required Sharing Ratio or other measure for any consent or vote in this Agreement is effective only with the consent or vote of Holders having the Sharing Ratio or other measure previously required, and (c) amendments of the type described in
Section 4.4 may be adopted  as provided in that Section.

         12.6 BINDING EFFECT. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Holders and their respective heirs, legal representatives, successors, and assigns.

         12.7 GOVERNING LAW; SEVERABILITY. THIS AGREEMENT IS GOVERNED BY AND WILL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. Notwithstanding the foregoing, and except as set forth in the proviso to Section 3809 of the Act (regarding Delaware state tax classification), the Holders and the Trustees hereby disclaim any applicability to this Agreement of the laws of the State of Delaware that pertain to trusts, other than the Act itself. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected and that provision will be enforced to the greatest extent permitted by applicable Law.

         12.8 FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated by it, each Holder shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

         12.9 WAIVER OF CERTAIN RIGHTS. Each Holder irrevocably waives any right it may have to maintain any action for dissolution of the Trust or for partition of the property of the Trust.

         12.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts will be construed together and constitute the same instrument.

         12.11 DISCLAIMER OF AGENCY. This Agreement does not create any partnership beyond the scope set forth herein and except as otherwise expressly provided herein, this Agreement shall not constitute any Trustee or Holder the legal representative or agent of the other, nor shall any Trustee or Holder have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of or on behalf of any other Trustee or Holder or the Trust.

         EXECUTED as of the Effective Date.

DEPOSITOR, MANAGING TRUSTEE
   AND INITIAL SERIES B HOLDER:

                                               SEAGULL ENERGY E&P INC.

                                               By:  /s/ ROBERT M. KING
                                                    ----------------------------
                                                    Robert M. King
                                                    Vice President and Treasurer



INITIAL SPECIAL TRUSTEE:                            /s/ MARK A. FERRUCCI
                                               ---------------------------------
                                                      Mark A. Ferrucci


INITIAL SERIES A HOLDERS:                      FC ENERGY FINANCE I, INC.


                                               By: /s/ JOHN M. EBER
                                                   -----------------------------
                                                   John M. Eber
                                                   Vice President


                                               CARTHAGE FIELD CORP.


                                               By: /s/ LYDIA E. YORK
                                                   -----------------------------
                                                   Lydia E. York
                                                   President

STATE OF TEXAS

COUNTY OF HARRIS

         This instrument was acknowledged before me on September 1, 1995 by Robert M. King, Vice President and Treasurer of SEAGULL ENERGY E&P INC., a Delaware corporation, on behalf of the said corporation.

                                                   /s/ GLENNDA GRIGSBY
[SEAL]                                             -----------------------------
                                                   Notary Public, in and for
                                                   THE STATE OF TEXAS

My Commission Expires:

------------------------


STATE OF DELAWARE

COUNTY OF NEW CASTLE
          --------------

         This instrument was acknowledged before me on August 31, 1995 by Mark
A. Ferrucci.

                                                 /s/ CONNIE U. DENNY
                                                 -------------------------------
                                                 Notary Public, in and for
                                                 THE STATE OF DELAWARE

My Commission Expires:

September 22, 1995
------------------------


STATE OF TEXAS

COUNTY OF HARRIS

         This instrument was acknowledged before me on September 1, 1995 by John M. Eber, Vice President of FC ENERGY FINANCE I, INC., a Delaware corporation, on behalf of the said corporation.


                                                 /s/ GLENNDA GRIGSBY
[SEAL]                                           -------------------------------
                                                 Notary Public, in and for
                                                 THE STATE OF TEXAS

My Commission Expires:

------------------------

STATE OF TEXAS

COUNTY OF HARRIS

         This instrument was acknowledged before me on September 1, 1995 by Lydia E. York, President of CARTHAGE FIELD CORP., a Delaware corporation, on behalf of the said corporation.

                                                 /s/ GLENNDA GRIGSBY
[SEAL]                                           -------------------------------
                                                 Notary Public, in and for
                                                 THE STATE OF TEXAS

My Commission Expires:

-----------------------